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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MAPLEBEAR INC.

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 29, 2024 at 10:00 a.m. Pacific Time
Dear Stockholder:
We are pleased to invite you to attend the 2024 Annual Meeting of Stockholders (including any adjournments, continuations, or postponements, the “Annual Meeting”) of Maplebear Inc., a Delaware corporation (“Instacart”) to be held virtually on May 29, 2024 at 10:00 a.m. Pacific Time via a live webcast. You may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/CART2024 and logging in with the control number located on the Notice of Internet Availability of Proxy Materials you received. The virtual format of the Annual Meeting allows us to maximize stockholder access, while also saving time and money for both Instacart and our stockholders. Even with a virtual format, you will still be able to vote and submit questions during the meeting, and we encourage you to attend online and participate.
The Annual Meeting will be held for the following purposes, which are more fully described in the accompanying materials:
1.To elect two Class I directors of Instacart, Victoria Dolan and Fidji Simo, as nominated by our Board of Directors and recommended by our Nominating and Corporate Governance Committee, to hold office until the 2027 Annual Meeting of Stockholders or until their successors are duly elected and qualified, or until their earlier death, resignation, or removal;
2.To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024;
3.To conduct a non-binding advisory vote to approve the compensation of our named executive officers;
4.To conduct a non-binding advisory vote to determine the frequency of future non-binding advisory votes to approve the compensation of our named executive officers; and
5.To conduct any other business properly brought before the Annual Meeting.
Our Board of Directors has fixed the close of business on April 5, 2024 as the record date for the Annual Meeting. Only stockholders of record at the close of business on April 5, 2024 and their proxy holders are entitled to vote at the Annual Meeting. A complete list of stockholders of record will be available for examination at our headquarters at 50 Beale Street, Suite 600, San Francisco, California 94105, upon request by emailing investors@instacart.com, by any stockholder for any purpose relating to the Annual Meeting, in accordance with our Amended and Restated Bylaws, for the ten-day period ending on the day before the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 29, 2024: The Notice of Annual Meeting, Proxy Statement, and Instacart’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, are available electronically at investors.instacart.com and www.ProxyVote.com. These proxy materials are first being made available to stockholders on April 17, 2024.
By Order of the Board of Directors
Fidji Simo
Chief Executive Officer and Chair
San Francisco, CA
April 17, 2024
Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, please ensure that your shares are voted during the Annual Meeting by signing and returning a proxy card or by using our internet or telephonic voting system. Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held on your behalf by a brokerage firm, bank, or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that nominee.
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TABLE OF CONTENTS

Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	i
GENERAL INFORMATION	1
Questions and Answers	1
INFORMATION REGARDING OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	9
Our Board of Directors	9
Committees of Our Board of Directors	15
Corporate Governance Policies and Practices	19
DIRECTOR COMPENSATION	20
Non-Employee Director Compensation	20
Director Compensation Table	21
PROPOSAL ONE: ELECTION OF DIRECTORS	23
PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	24
Principal Accountant Fees and Services	24
Pre-Approval Policies and Procedures	24
PROPOSAL THREE: NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	26
PROPOSAL FOUR: NON-BINDING ADVISORY VOTE TO DETERMINE THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	27
AUDIT COMMITTEE REPORT	28
EXECUTIVE OFFICERS	29
EXECUTIVE COMPENSATION	30
Compensation Discussion and Analysis	30
Compensation Committee Report	41
Executive Compensation Tables	41
Potential Payments upon Termination or Change of Control	45
Pay Versus Performance	47
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	52
TRANSACTIONS WITH RELATED PERSONS	55
OTHER MATTERS	57

MAPLEBEAR INC.
50 Beale Street, Suite 600
San Francisco, California 94105
PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 29, 2024 at 10:00 a.m. Pacific Time
GENERAL INFORMATION
Our Board of Directors is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders (including any adjournments, continuations, or postponements, the “Annual Meeting”) of Maplebear Inc. for the purposes described in this proxy statement for the Annual Meeting (this “Proxy Statement”). The Annual Meeting will be held virtually via a live webcast on the internet on May 29, 2024 at 10:00 a.m. Pacific Time. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Annual Report”) is first being mailed on or about April 17, 2024 to all stockholders entitled to vote at the Annual Meeting. If you held shares of our common stock at the close of business on April 5, 2024, you are invited to virtually attend the Annual Meeting at www.virtualshareholdermeeting.com/CART2024 and vote on the proposals described in this Proxy Statement.
In this Proxy Statement, we refer to Maplebear Inc. as “Instacart,” “we,” “us,” or “our,” and to the Board of Directors of Instacart as “our Board of Directors.” The 2023 Annual Report accompanies this Proxy Statement. You also may obtain a paper copy of the 2023 Annual Report without charge by following the instructions in the Notice.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement, should not be considered to be part of this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.
Questions and Answers
What am I voting on?
There are four matters scheduled for a vote at the Annual Meeting:
●Proposal One: Election of two Class I directors of Instacart, Victoria Dolan and Fidji Simo, as nominated by our Board of Directors and recommended by our Nominating and Corporate Governance Committee, to hold office until the 2027 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, or removal;
●Proposal Two: Ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2024;
●Proposal Three: Non-binding advisory vote to approve the compensation of our named executive officers; and
●Proposal Four: Non-binding advisory vote to determine the frequency of future stockholder advisory votes to approve the compensation of our named executive officers.

What are the voting recommendations of our Board of Directors?
Our Board of Directors recommends that you vote “FOR” the director nominees named in Proposal One, “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm as described in Proposal Two, “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement, and as described in Proposal Three, and for the option of “1 YEAR” as the frequency for future non-binding advisory votes to approve the compensation of our named executive officers, as described in Proposal Four.
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you the Notice because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 5, 2024 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 266,032,617 shares of our common stock outstanding.
Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or by proxy in advance. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the internet, by telephone, or by completing and returning a printed proxy card.
Beneficial Owner: Shares Held on Your Behalf by a Brokerage Firm, Bank, or Other Nominee. If, at the close of business on the Record Date, your shares were held not in your name, but on your behalf by a brokerage firm, bank, or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that nominee. Those shares will be reported as being held by the nominee (e.g., your brokerage firm) in the system of record used for identifying stockholders. As a beneficial owner of the shares, you are invited to attend the Annual Meeting, and you have the right to direct your brokerage firm, bank, or other nominee regarding how to vote the shares in your account. You may access the meeting and vote during the meeting by logging in with your control number at www.virtualshareholdermeeting.com/CART2024.
Will a list of stockholders of record as of the Record Date be available?
For the ten-day period ending on the day before the Annual Meeting, the stockholder list will be available upon request via email to investors@instacart.com for examination at our headquarters at 50 Beale Street, Suite 600, San Francisco, California 94105, by any stockholder for any purpose relating to the Annual Meeting, in accordance with our Amended and Restated Bylaws.
How do I attend and ask questions during the Annual Meeting?
We will be hosting the Annual Meeting via live webcast only. You can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/CART2024 by logging in with your control number. The meeting will start at 10:00 a.m. Pacific Time, on May 29, 2024. We recommend that you log in a few minutes before 10:00 a.m. Pacific Time, to ensure you are logged in when the Annual Meeting starts. The webcast will open 15 minutes before the start of the Annual Meeting. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

In order to enter the Annual Meeting, you will need your control number, which is included in the Notice or on your proxy card if you are a stockholder of record. If you are the beneficial owner of shares held in “street name,” your control number is included with your voting instruction card and voting instructions received from your brokerage firm, bank, or other nominee. Instructions on how to attend and participate are available at www.virtualshareholdermeeting.com/CART2024.
If you would like to submit a question during the Annual Meeting, you may log in at www.virtualshareholdermeeting.com/CART2024 using your control number, type your question into the “Ask a Question” field, and click “Submit.” To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. We will answer as many questions submitted in accordance with the rules of conduct as possible in the time allotted for the Annual Meeting. Only questions that are relevant to an agenda item to be voted on by stockholders at the Annual Meeting will be answered.
How do I vote?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote (i) online during the Annual Meeting or (ii) in advance of the Annual Meeting by proxy through the internet, by telephone, or by using a printed proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend online and vote during the meeting. If you vote during the meeting, your previously submitted proxy will be disregarded. For more information, see the question below titled “Can I change my vote or revoke my proxy after submitting a proxy?”
●To vote in advance of the Annual Meeting (i) through the internet, go to www.ProxyVote.com to complete an electronic proxy card, or (ii) by telephone, call 1-800-690-6903. You will be asked to provide the control number from the Notice, proxy card, or instructions accompanying your proxy materials. Votes over the internet or by telephone must be received by 11:59 p.m. Eastern Time on May 28, 2024 to be counted.
●To vote in advance of the Annual Meeting using a printed proxy card, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
●To vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualshareholdermeeting.com/CART2024, starting at 10:00 a.m. Pacific Time, on May 29, 2024. You will need to enter the control number located on the Notice, on your proxy card, or in the instructions that accompany your proxy materials. The webcast will open 15 minutes before the start of the Annual Meeting.
Beneficial Owner: Shares Held on Your Behalf by a Brokerage Firm, Bank, or Other Nominee. If you are a beneficial owner of shares held on your behalf by a brokerage firm, bank, or other nominee, you should have received a Notice containing voting instructions from that nominee rather than from us. To vote online during the Annual Meeting, you must follow the instructions from such nominee.
What if I have technical difficulties or trouble accessing the Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/CART2024.
How many votes do I have?
Each holder of shares of our common stock will have one vote per share held as of the close of business on the Record Date.

What if another matter is properly brought before the Annual Meeting?
Our Board of Directors does not intend to bring any other matters to be voted on at the Annual Meeting and currently knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using their best judgment.
Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by proxy in advance of the Annual Meeting through the internet, by telephone, using a printed proxy card, or online during the Annual Meeting.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote or revoke my proxy after submitting a proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:
●Submit another properly completed proxy card with a later date.
●Grant a subsequent proxy by telephone or through the internet by 11:59 p.m. Eastern Time on May 28, 2024.
●Send a timely written notice that you are revoking your proxy to our Secretary via email at investors@instacart.com.
●Attend the Annual Meeting and vote online during the meeting. Simply attending the Annual Meeting will not, by itself, change your vote or revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote in advance of the Annual Meeting by telephone or through the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a beneficial owner of shares held in “street name” on your behalf by a brokerage firm, bank, or other nominee, you should follow the instructions provided by that nominee.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote through the internet, by telephone, by completing a proxy card, or online during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in accordance with the following recommendations of our Board of Directors:
●“FOR” the election of each of the Class I director nominees named in this Proxy Statement;
●“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2024;

●“FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement; and
●For the option of “1 YEAR” as the frequency for future non-binding advisory votes to approve the compensation of our named executive officers.
If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using their best judgment.
If I am a beneficial owner of shares held in “street name” and I do not provide my brokerage firm, bank, or other nominee with voting instructions, what happens?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares or withholds votes as to a particular proposal, or if a brokerage firm, bank, or other nominee holding its customers’ shares of record causes abstentions or withheld votes to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions and withhold votes will be counted for purposes of determining the presence or absence of a quorum. However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, withhold votes and broker non-votes will have no impact on the vote as long as a quorum exists. In addition, because the outcomes of the remaining proposals (Proposals No. 2, 3, and 4) require the affirmative vote of a majority of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes), abstentions and broker non-votes will have no impact on the outcomes of such proposals as long as a quorum exists in each case.
Brokerage firms, banks, and other nominees have discretionary voting power over “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as elections of directors (even if not contested), mergers, stockholder proposals, executive compensation, and certain corporate governance proposals, even if supported by management.
When a beneficial owner of shares held in “street name” does not give voting instructions to their broker, bank, or other nominee as to how to vote on matters deemed to be “non-routine,” the broker, bank, or other such nominee cannot vote the shares. When there is at least one “routine” matter that the broker, bank, or other nominee votes on at a meeting, the uninstructed shares that are un-voted on “non-routine” matters are counted as “broker non-votes.” Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.
Accordingly, even in the absence of voting instructions from you, your brokerage firm, bank, or other nominee may vote your shares on Proposal No. 2, which is considered a “routine” matter. Your brokerage firm, bank, or other nominee may not, however, vote your shares on Proposals No. 1, 3 or 4, which are considered “non-routine” matters, without your voting instructions, which would result in a “broker non-vote.” In such case, your shares would not be counted as having been voted on Proposals No. 1, 3, or 4, as applicable.
If you are a beneficial owner of shares held in “street name,” and you do not plan to attend the Annual Meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your brokerage firm, bank, or other nominee by the deadline provided in the materials you receive from your nominee.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count:
●For the proposal to elect two Class I directors, votes “FOR,” “WITHHOLD,” and broker non-votes;

●For the proposal to ratify the approval of PwC as our independent registered public accounting firm for the year ending December 31, 2024, votes “FOR,” “AGAINST,” and abstentions;
●For the proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement, votes “FOR,” “AGAINST,” abstentions, and broker non-votes; and
●For the proposal to determine, on a non-binding, advisory basis, the frequency of future non-binding advisory votes to approve the compensation of our named executive officers, votes “1 YEAR,” “2 YEARS,” “3 YEARS,” abstentions, and broker non-votes.
How many votes are needed to approve each proposal?
Proposal One. Directors are elected by a plurality of the votes of the shares present by remote communication or by proxy at the meeting and entitled to vote in the election of directors. “Plurality” means that the two Class I director nominees who receive the largest number of votes cast “FOR” such nominees, even if less than a majority, will be elected as directors. As a result, any shares not voted “FOR” a particular nominee, whether as a result of a “WITHHOLD” vote or a broker non-vote (in other words, where a brokerage firm has not received voting instructions from the beneficial owner for this proposal and as a result, does not have discretionary power to vote on the matter), will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as a director.
Proposal Two. The approval of the proposal to ratify the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2024 requires the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes). Abstentions will not have any effect on the outcome of this proposal. Because this is a routine proposal, your nominee will have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal, and we do not expect there to be any broker non-votes.
Proposal Three. The approval of the proposal to approve the compensation of our named executive officers on a non-binding, advisory basis, requires the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes). Abstentions and broker non-votes will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our Board of Directors or our company. Our Board of Directors and our Compensation Committee, however, will consider the outcome of the vote when determining the compensation of our named executive officers.
Proposal Four. The approval of the proposal to determine, on a non-binding, advisory basis, the frequency of future stockholder non-binding advisory votes to approve the compensation of our named executive officers, requires the affirmative vote of a majority of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes). The frequency receiving a majority of the votes cast will be considered the frequency approved by the stockholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our Board of Directors or our company. Our Board of Directors and our Compensation Committee, however, will consider the outcome of the vote when determining how often we should submit to our stockholders an advisory vote to approve the compensation of our named executive officers.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting are present at the Annual Meeting either by remote communication or by proxy.
Your shares will be counted as present only if you submit a valid proxy (or one is submitted on your behalf by your brokerage firm, bank, or other nominee) or if you attend the Annual Meeting by logging in with your control number. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the Annual Meeting or holders of a majority of the voting power of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
We expect that preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.
When are stockholder proposals due for next year’s annual meeting?
Requirements for stockholder proposals to be considered for inclusion in our proxy statement. To be considered for inclusion in next year’s proxy statement, stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be submitted in writing by December 18, 2024 to our Secretary at 50 Beale Street, Suite 600, San Francisco, California 94105, Attention: Secretary.
Requirements for stockholder proposals to be brought before the annual meeting. Our Amended and Restated Bylaws provide that, for stockholder proposals that are not to be included in next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act to be considered at an annual meeting (including because they were not timely submitted for inclusion pursuant to Rule 14a-8 under the Exchange Act), stockholders must give timely advance written notice thereof to our Secretary at 50 Beale Street, Suite 600, San Francisco, California 94105, Attention: Secretary. In order to be considered timely, notice of a proposal (including a director nomination) for consideration at the 2025 annual meeting of stockholders that is not to be included in next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must be received by our Secretary in writing not earlier than the close of business on January 29, 2025 nor later than the close of business on February 28, 2025. However, if our 2025 annual meeting of stockholders is not held between April 29, 2025 and August 7, 2025, the notice must be received not earlier than the close of business on the 120th day prior to the 2025 annual meeting of stockholders, and not later than the close of business on the later of the 90th day prior to the 2025 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2025 annual meeting is first made. Any such notice to the Secretary must include the information required by our Amended and Restated Bylaws.
Who is paying for this proxy solicitation?
We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokerage firms, banks, and other nominees for the cost of forwarding proxy materials to beneficial owners. If you choose to access the proxy materials and/or vote over the internet, you are responsible for any internet access charges you may incur.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
A number of brokerage firms with account holders who are our stockholders will likely be “householding” our proxy materials, a procedure which the SEC has approved. Under this procedure, companies and intermediaries (e.g., brokerage firms) can satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process potentially means extra convenience for stockholders and cost savings for companies. Once you have received notice from your brokerage firm that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

Upon written or oral request, we will coordinate the prompt delivery of a separate copy of the proxy materials to any stockholder at a shared address to which a single copy of documents was delivered. If you and another stockholder of record with whom you share an address participate in householding and you wish to receive an individual copy of our Proxy Materials now or discontinue your future participation in householding, please contact Broadridge Financial Solutions, Inc. toll-free at 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Any stockholders who share the same address and receive multiple copies of our proxy materials who wish to receive only one copy in the future can contact their bank, broker or other nominee or our investor relations department at the address or telephone number listed above.

INFORMATION REGARDING OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our Board of Directors
The following table sets forth, for the Class I director nominees for election at the Annual Meeting and our other directors who will continue in office after the Annual Meeting, their ages, independence, and position or office held with us as of April 5, 2024:

Name	Age	Independent(2)	Title
Class I Director Nominees(1)
Fidji Simo	38		Chief Executive Officer and Chair
Victoria Dolan	64	☑	Director
Class II Directors(1)
Ravi Gupta	42	☑	Director
Frank Slootman	65	☑	Director
Daniel Sundheim	47	☑	Director
Class III Directors(1)
Meredith Kopit Levien	53	☑	Director
Michael Moritz	69	☑	Director
Lily Sarafan*	42	☑	Director

* Lead Independent Director.
(1)Class I director nominees are up for election at the Annual Meeting for a term expiring at the 2027 annual meeting of stockholders. Class II directors will continue in office until the 2025 annual meeting of stockholders. Class III directors will continue in office until the 2026 annual meeting of stockholders.
(2)As defined in the listing standards of The Nasdaq Stock Market.

Set forth below is biographical information for the Class I director nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes, or skills that led our Board of Directors to recommend them for board service. After providing several years of dedicated and valuable service, Jeffrey Jordan and Barry McCarthy will retire from and not stand for re-election to our Board of Directors when their terms expire at the Annual Meeting and are not represented in the following biographical disclosures.
Nominees for Election at the Annual Meeting

Fidji Simo. Ms. Simo has served as our Chief Executive Officer since August 2021, a member of our Board of Directors since January 2021, Chair of our Board of Directors since September 2023, and our President since December 2021. From January 2011 to August 2021, Ms. Simo served in various roles at Meta Platforms, Inc. (formerly Facebook, Inc.), a social networking company, including as Head of the Facebook App since March 2019, where she led a team of 6,000 people and was responsible for the development of Facebook, the flagship product of Meta. From 2007 to 2011, Ms. Simo served as Strategy Manager at eBay, Inc., an eCommerce company. Ms. Simo currently serves on the boards of directors of Shopify Inc., an eCommerce platform, and OpenAI, L.L.C., an artificial intelligence research and deployment company. Ms. Simo holds a Masters of Management from HEC Paris and spent the last year of her Masters program at the University of California, Los Angeles Anderson School of Management. Ms. Simo was selected to serve on our Board of Directors because of her deep product expertise as a senior executive at a major technology company.

Victoria Dolan. Ms. Dolan has served as a member of our Board of Directors since April 2024. Ms. Dolan served as Chief Financial Officer of Revlon, Inc., a personal care products company, from March 2018 to September 2022. From 2016 to 2018, Ms. Dolan served as Chief Transformation Officer of Colgate-Palmolive Company, a consumer products company, for which she also served as Corporate Controller and Principal Accounting Officer from 2011 to 2017 and as Vice President, Finance and Strategic Planning, European and South Pacific Division from 2008 to 2011. Before joining Colgate, Ms. Dolan held multiple management positions with Marriott International, Inc., a hospitality company, most recently as Executive Vice President and Chief Financial Officer of Marriott Vacation Club International, and The Coca-Cola Company, a beverage company. Ms. Dolan currently serves on the board of directors of Stericycle, Inc., a provider of regulated waste management and compliance services. On June 15, 2022, Revlon, Inc. and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Ms. Dolan holds a B.A. in Economics from the University of California, Los Angeles and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles. Ms. Dolan was selected to serve on our Board of Directors because of her experience as a chief financial officer of a large multinational company, experience with consumer product companies, and detailed knowledge regarding complex financial reporting matters.

Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders

Ravi Gupta. Mr. Gupta has served as a member of our Board of Directors since September 2023. Since November 2019, Mr. Gupta has served as a Partner at Sequoia Capital, a venture capital firm. From October 2015 to November 2019, Mr. Gupta served as our Chief Financial Officer, and from December 2016 to November 2019, Mr. Gupta also served as our Chief Operating Officer. From 2005 to 2015, Mr. Gupta served in a number of roles at Kohlberg Kravis Roberts & Co. L.P, a global investment firm, most recently as a director. Mr. Gupta currently serves on the boards of directors of a number of private companies. Mr. Gupta holds a B.S. from Duke University. Mr. Gupta was selected to serve on our Board of Directors because of his extensive financial and business expertise and his experience as an executive or director at high-growth technology companies.

Frank Slootman. Mr. Slootman has served as a member of our Board of Directors since January 2021. Since April 2019, Mr. Slootman has served as Chairman of the board of directors of Snowflake Inc., a cloud-based data warehousing company, for which he also served as Chief Executive Officer from April 2019 to February 2024. From 2016 to 2018, Mr. Slootman served as Chairman of the board of directors of ServiceNow, Inc., an enterprise IT cloud company. From 2011 to 2017, Mr. Slootman served as President and Chief Executive Officer and as a member of the board of directors of ServiceNow, Inc. During 2011, Mr. Slootman served as a Partner of Greylock Partners, a venture capital firm. From 2009 to 2011, Mr. Slootman served as President of the Backup Recovery Systems Division at EMC Corporation, a computer data storage company, and then as an advisor from 2011 to 2012. From 2003 until its acquisition by EMC Corporation in 2009, Mr. Slootman served as President and Chief Executive Officer of Data Domain Corporation, an electronic storage solution company. Mr. Slootman previously served as a member of the board of directors of Pure Storage, Inc., from 2014 to 2020, and Imperva, Inc., from 2011 to 2016. Mr. Slootman holds undergraduate and graduate degrees in Economics from the Netherlands School of Economics, Erasmus University Rotterdam. Mr. Slootman was selected to serve on our Board of Directors because of his experience as an executive and board member at several private and public high-growth technology companies.

Daniel Sundheim. Mr. Sundheim has served as a member of our Board of Directors since June 2020. Since 2018, Mr. Sundheim has served as the Founder and Chief Investment Officer of D1 Capital Partners L.P., an investment management firm. From 2002 to 2017, Mr. Sundheim served in various capacities at Viking Global Investors, an investment management firm, including as an analyst from 2002 to 2005, a portfolio manager from 2005 to 2010, as Co-Chief Investment Officer from 2010 to 2014, and as Chief Investment Officer from 2014 to 2017. Mr. Sundheim holds a B.S. in Economics from the Wharton School of the University of Pennsylvania. Mr. Sundheim was selected to serve on our Board of Directors because of his extensive financial and business expertise.

Directors Continuing in Office Until the 2026 Annual Meeting of Stockholders

Meredith Kopit Levien. Ms. Kopit Levien has served as a member of our Board of Directors since October 2021. Since September 2020, Ms. Kopit Levien has served as President and Chief Executive Officer of The New York Times Company, a media company, for which she previously served as Executive Vice President and Chief Operating Officer from June 2017 to September 2020, Executive Vice President and Chief Revenue Officer from 2015 to 2017, and Executive Vice President, Advertising from 2013 to 2015. Ms. Kopit Levien currently serves on the board of directors of The New York Times Company. Ms. Kopit Levien holds a B.A. from the University of Virginia. Ms. Kopit Levien was selected to serve on our Board of Directors because of her extensive experience in the media and advertising industries.

Michael Moritz. Mr. Moritz has served as a member of our Board of Directors since June 2013. Mr. Moritz currently serves as Senior Advisor to Sequoia Heritage, a private investment partnership, and from 1986 to July 2023, Mr. Moritz served as a Partner at Sequoia Capital, a venture capital firm. Mr. Moritz currently serves on the boards of directors of a number of private companies, including Klarna Inc., a financial technology company, and Formation Bio, Inc., a pharmaceutical company. Mr. Moritz previously served on the boards of directors of, among others, PhenomeX, Inc. (acquired by Bruker Corporation), a biotherapeutics company, from 2015 to 2023, LinkedIn Corporation, a professional networking company, Green Dot Corporation, a financial technology company, PayPal Holdings, Inc., a digital payments company, Google, a multinational technology company, and Yahoo!, Inc., a web services provider and digital media company. Mr. Moritz holds a bachelor’s degree in History from Christ Church, Oxford and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Moritz was selected to serve on our Board of Directors because of his extensive experience in the investment industry, his knowledge of technology companies, and his service on the boards of directors of various private and public companies.

Lily Sarafan. Ms. Sarafan has served as a member of our Board of Directors since October 2021 and as our Lead Independent Director since October 2022. Since December 2020, Ms. Sarafan has served as Executive Chair of TheKey LLC, a premium provider of in-home care, for which she previously served as Chief Executive Officer since she co-founded the company in February 2005 until December 2020. Ms. Sarafan holds a B.S. in Science, Technology, and Society from Stanford University and an M.S. in Management Science and Engineering from Stanford University. Ms. Sarafan was selected to serve on our Board of Directors because of her extensive experience as a founder and executive.

Independence of our Board of Directors
Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”). Under the listing standards of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of Nasdaq, a director will only qualify as an “independent director” if the listed company’s board of directors affirmatively determines that the director does not have a relationship that, in the opinion of the listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the listing standards of Nasdaq. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of Nasdaq.
Our Board of Directors has undertaken a review of the independence of each director and director nominee. Based on information provided by each director concerning their background, employment, and affiliations, our Board of Directors has affirmatively determined that each of Victoria Dolan, Ravi Gupta, Jeffrey Jordan, Meredith Kopit Levien, Barry McCarthy, Michael Moritz, Lily Sarafan, Frank Slootman, and Daniel Sundheim is “independent” as that term is defined under the listing standards of Nasdaq. In making these affirmative determinations, our Board of Directors considered the current and prior relationships that each director has with Instacart and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the transactions involving them described in the section titled “Transactions with Related Persons.”
Board Leadership
Our Nominating and Corporate Governance Committee periodically considers the leadership structure of our Board of Directors and makes such recommendations to our Board of Directors as our Nominating and Corporate Governance Committee deems appropriate. Our Corporate Governance Guidelines also provide that, when our Board of Directors does not have an independent chairperson, the independent members of our Board of Directors will designate a “Lead Independent Director.”
Currently, our Board of Directors believes that it is in the best interests of Instacart and our stockholders for our Chief Executive Officer, Ms. Simo, to serve as both Chief Executive Officer and Chair given her knowledge of our company and industry and her strategic vision. Because Ms. Simo has served and continues to serve in both these roles, our Board of Directors has appointed a Lead Independent Director, Lily Sarafan. As Lead Independent Director, Ms. Sarafan provides leadership to our Board of Directors if circumstances arise in which the role of Chief Executive Officer and Chairperson of our Board of Directors may be, or may be perceived to be, in conflict, and performs such additional duties as our Board of Directors may otherwise determine and delegate, including presiding over periodic meetings of our independent directors and coordinating activities of independent directors. Our Board of Directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our Board of Directors, and sound corporate governance policies and practices.
Role of our Board of Directors in Risk Oversight
Our Board of Directors oversees our risk management processes, which are designed to support the achievement of organizational objectives, improve long-term organizational performance, and enhance stockholder value while mitigating and managing identified risks. A fundamental part of our approach to risk management is not only understanding the most significant risks we face as a company and the necessary steps to manage those risks, but also deciding what level of risk is appropriate. Our Board of Directors plays an integral role in guiding management’s risk tolerance and determining an appropriate level of risk.

While our full Board of Directors has overall responsibility for evaluating key business risks, its committees monitor and report to our Board of Directors on certain risks while management is responsible for the day-to-day oversight and management of certain risks. Our Audit Committee monitors our major financial, accounting, legal, compliance, investment, tax, cybersecurity, data privacy, and enterprise risks, and the steps our management has taken to identify and control these exposures, including by reviewing and setting guidelines, internal controls, and policies that govern the process by which risk assessment and management is undertaken. In particular, our Audit Committee oversees management’s design, implementation, and enforcement of our cybersecurity risk management program and our enterprise risk management program and reports on these topics to our Board of Directors, while management has overall responsibility for assessing, identifying, and managing these material risks. Our Audit Committee receives reports from our Chief Information Security Officer regarding key cybersecurity risks facing the company, our cyber risk management program, significant cybersecurity incidents involving us or our third-party service providers, and the progress of ongoing initiatives as well as the effectiveness of internal control and compliance mechanisms. Our Audit Committee, in turn, briefs our Board of Directors on its cybersecurity oversight activities as appropriate or necessary. Our Audit Committee also monitors compliance with legal and regulatory programs. Our Compensation Committee assesses and monitors whether our compensation philosophy and practices have the potential to encourage excessive risk-taking and also plans for leadership succession. Our Nominating and Corporate Governance Committee oversees risks associated with director independence and the composition and organization of our Board of Directors, periodically reviews our Corporate Governance Guidelines and Code of Business Conduct and Ethics, and provides general oversight of our other corporate governance policies and practices.
In connection with its reviews of the operations of our business, our full Board of Directors addresses holistically the primary risks associated with our business, as well as the key risk areas monitored by its committees, including cybersecurity, privacy, and enterprise risks. Our Board of Directors appreciates the evolving nature of our business and industry and oversees the monitoring and mitigation of new threats and risks as they emerge. In particular, our Board of Directors is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents.
At periodic meetings of our Board of Directors and its committees, management reports to and seeks guidance from our Board of Directors and its committees with respect to the most significant risks that could affect our business, such as legal and compliance risks, cybersecurity and privacy risks, and financial, tax, and audit-related risks. In addition, among other matters, management provides our Audit Committee with periodic reports on our compliance programs and investment policy and practices. We have implemented controls and procedures for our management to quickly escalate violations or breaches of our compliance programs, policies, and practices, as well as cybersecurity, privacy, and other risks, to our Board of Directors or an applicable committee.
Board and Committee Meetings
Our Board of Directors is responsible for the oversight of management and the strategy of Instacart and for establishing corporate policies. Our Board of Directors meets periodically during the year to review significant developments affecting Instacart and to act on matters requiring the approval of our Board of Directors. Our Board of Directors met six times during our last fiscal year. Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Our Audit Committee met four times during our last fiscal year. Our Compensation Committee met four times during our last fiscal year. Our Nominating and Corporate Governance Committee met two times during our last fiscal year. During our last fiscal year, each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which they had been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which they served during the periods that they served. We encourage our directors to attend our Annual Meeting.
Nomination to Our Board of Directors
Candidates for nomination to our Board of Directors are selected by our Board of Directors based on the recommendation of our Nominating and Corporate Governance Committee in accordance with our Nominating and

Corporate Governance Committee’s charter, our policies, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our Corporate Governance Guidelines, and the requirements of applicable law. In recommending candidates for nomination, our Nominating and Corporate Governance Committee considers candidates recommended by directors, officers, and employees, as well as candidates that are properly submitted by stockholders in accordance with our policies and Amended and Restated Bylaws, using the same criteria to evaluate all such candidates.
A stockholder that wishes to recommend a candidate for election to our Board of Directors may send a letter directed to our Secretary at 50 Beale Street, Suite 600, San Francisco, California 94105. The letter must include the candidate’s name, age, business address and residence address, detailed biographical data and relevant qualifications, including the principal occupation or employment of such nominee, the class or series and number of shares of each class or series of capital stock of Instacart that are owned of record and beneficially by such nominee and list of any pledge of or encumbrances on such shares, the date or dates on which such shares were acquired and the investment intent of such acquisition, a signed letter from the nominee confirming willingness to serve, information regarding any relationships between the nominee and the Company, the questionnaire, representation, and agreement required by Section 3.2(e) of our Amended and Restated Bylaws, completed and signed by such nominee, and all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest.
Stockholders also have the right under our Amended and Restated Bylaws to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Corporate Governance Committee or our Board of Directors. Information regarding the process and required information to properly and timely submit stockholder nominations for candidates for membership on our Board of Directors is set forth in our Amended and Restated Bylaws and in this Proxy Statement under the heading “General Information—Questions and Answers—When are stockholder proposals due for next year’s annual meeting?”
Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate and, in addition, our Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Director Qualifications
In addition to the qualifications, qualities, and skills that are necessary to meet U.S. state and federal legal, regulatory, and Nasdaq listing requirements and the provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, Corporate Governance Guidelines, and Nominating and Corporate Governance Committee Charter, our Nominating and Corporate Governance Committee will consider the following minimum qualifications in considering any individual recommended or offered for nomination to our Board of Directors: (i) high personal and professional ethics and integrity; (ii) proven achievement and competence in the nominee’s field and ability to exercise sound business judgment; (iii) skills that are complementary to those of our existing Board of Directors; (iv) the ability to assist and support management and make significant contributions to Instacart’s success; and (v) an understanding of the fiduciary responsibilities that are required of a member of our Board of Directors and the commitment of time and energy necessary to diligently carry out those responsibilities.
In its evaluation of nominees, our Nominating and Corporate Governance Committee will also take into consideration other factors, such as the current size and composition of our Board of Directors and the needs of our Board of Directors and respective committees of our Board of Directors, as well as such factors as diversity, independence, area of expertise, experience, potential conflicts of interest, other commitments, and the like.

Board Diversity

Board Diversity Matrix (as of April 12, 2024)(1)
Board Size:
Total Number of Directors	10
Part I: Gender Identity
	Female	Male
Directors	4	6
Part II: Demographic Background
African American or Black	—	—
Alaskan Native or Native American	—	—
Asian	—	1
Hispanic or Latinx	—	—
Native Hawaiian or Pacific Islander	—	—
White	3	5
Two or More Races or Ethnicities	—	—
Middle Eastern(2)	1	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

(1)The above matrix includes Jeffrey Jordan and Barry McCarthy, who will retire from and not stand for re-election to our Board of Directors when their terms expire at the Annual Meeting, but who served on our Board of Directors through fiscal year 2023 and are expected to continue to serve until the Annual Meeting.
(2)Although Nasdaq’s classification system does not include individuals who identify as Middle Eastern to be an underrepresented demographic, other classification systems and our Board of Directors consider them to be diverse.

Committees of Our Board of Directors
The composition and responsibilities of each standing committee of our Board of Directors are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Victoria Dolan(1)
Ravi Gupta(2)
Meredith Kopit Levien(2)
Barry McCarthy(3)
Michael Moritz
Lily Sarafan
Daniel Sundheim

    Committee Chairperson.
(1)Effective as of the date of the Annual Meeting, Ms. Dolan will begin serving as Chairperson of our Audit Committee.
(2)Effective as of the date of the Annual Meeting, Mr. Gupta will replace Ms. Kopit Levien as Chairperson of our Compensation Committee.
(3)Effective as of the date of the Annual Meeting, Mr. McCarthy will retire from our Board of Directors and all committees thereof and cease to serve on our Audit Committee.

Our Audit Committee
Members
●Barry McCarthy (Chairperson)	●Victoria Dolan	●Meredith Kopit Levien	●Michael Moritz
Qualifications
★Our Board of Directors has determined that each member of our Audit Committee satisfies the independence requirements under the listing standards of Nasdaq and Rule 10A-3(b)(1) of the Exchange Act.
★The current Chairperson of our Audit Committee is Barry McCarthy. Effective as of the date of the Annual Meeting, Mr. McCarthy will retire from our Board of Directors and all committees thereof and cease to serve on our Audit Committee, including as Chairperson, and Ms. Dolan will begin serving as Chairperson.
★Our Board of Directors has determined that each of Mr. McCarthy and Ms. Dolan is “financially sophisticated” under the listing standards of Nasdaq and an “audit committee financial expert” within the meaning of SEC regulations.
★Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board of Directors has examined each Audit Committee member’s scope of experience and the nature of their employment.

Primary Purpose
The primary purpose of our Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our corporate accounting and financial reporting processes, systems of internal control, and financial statement audits and to oversee our independent registered public accounting firm.

Principal Responsibilities
Specific responsibilities of our Audit Committee include:

●helping our Board of Directors oversee our corporate accounting and financial reporting processes;
●managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements and the effectiveness of our internal control over financial reporting, when required;
●discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, our interim and year end results of operations;
●developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
●reviewing related party transactions;
●overseeing the performance of our internal audit function;
●approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm;
●preparing the audit committee report that the SEC requires in our annual proxy statement;
●determining guidelines and policies with respect to risk assessment and risk management; and
●reviewing legal and regulatory compliance matters, including risks related to data privacy, information security, and cybersecurity.

Charter		Audit Committee Report
Our Audit Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and is available to our stockholders at investors.instacart.com.		The audit committee report is located in the section titled “Audit Committee Report.”

Our Compensation Committee
Members
●Meredith Kopit Levien (Chairperson)	●Ravi Gupta	●Lily Sarafan	●Daniel Sundheim
Qualifications
★The current Chairperson of our Compensation Committee is Meredith Kopit Levien. Effective as of the date of the Annual Meeting, Mr. Gupta will begin serving as Chairperson of our Compensation Committee, and Ms. Kopit Levien will continue to serve as a member of our Compensation Committee.
★Our Board of Directors has determined that each member of our Compensation Committee is independent under the listing standards of Nasdaq.
★Our Compensation Committee has a compensation subcommittee, consisting of Ravi Gupta, Lily Sarafan, and Daniel Sundheim, to which our Compensation Committee has delegated the responsibility for approving transactions between us and our officers and directors that are within the scope of Rule 16b-3 under the Exchange Act. Each of Ravi Gupta, Lily Sarafan, and Daniel Sundheim is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

Primary Purpose
The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors in overseeing our compensation policies, plans, and programs, and to review and determine the compensation to be paid to our executive officers, directors, and other senior management, as appropriate.

Principal Responsibilities
Specific responsibilities of our Compensation Committee include:

●reviewing and approving (or recommending to our Board of Directors) the compensation of our chief executive officer and other executive officers;
●reviewing and approving (or recommending to our Board of Directors) the compensation of our directors;
●administering our equity incentive plans and other benefit programs;
●reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management;
●reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy for our executive officers and directors;
●reviewing matters relating to human capital management, including policies and strategies regarding recruiting, retention, career development and progression, diversity and inclusion, and other employment practices; and
●reviewing succession planning for our executive leadership team.

Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2023, our Compensation Committee consisted of Ravi Gupta, Meredith Kopit Levien, Lily Sarafan, and Daniel Sundheim. None of the members of our Compensation Committee is currently or has been at any time one of our officers or employees, except for Ravi Gupta, who served as our Chief Financial Officer from October 2015 to November 2019, and as our Chief Operating Officer from December 2016 to November 2019. None of our executive officers currently serves, or has served during the last fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee. See the section titled “Transactions with Related Persons” for information about related party transactions involving affiliates of certain members of our Compensation Committee.

Processes and Procedures for Compensation Decisions	Delegation of Authority
Our Compensation Committee is primarily responsible for establishing and reviewing our overall compensation strategy. See the section titled “Executive Compensation—Compensation Discussion and Analysis—How We Determine Executive Compensation” for information about our processes and procedures for compensation decisions.

Under its charter, our Compensation Committee may form and delegate authority to one or more subcommittees.
Charter	Compensation Committee Report
Our Compensation Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and is available to our stockholders at investors.instacart.com.	The compensation committee report is located in the section titled “Executive Compensation—Compensation Committee Report.”

Our Nominating and Corporate Governance Committee
Members
●Michael Moritz (Chairperson)	●Ravi Gupta	●Lily Sarafan
Qualifications
★The Chairperson of our Nominating and Corporate Governance Committee is Michael Moritz.
★Our Board of Directors has determined that each member of our Nominating and Corporate Governance Committee is independent under the listing standards of Nasdaq.

Principal Responsibilities
Specific responsibilities of our Nominating and Corporate Governance Committee include:

●identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on our Board of Directors;

●considering and making recommendations to our Board of Directors regarding the composition and chairpersonship of the committees of our Board of Directors;

●developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters;

●reviewing and considering environmental, social responsibility, and sustainability matters; and

●overseeing periodic evaluations of our Board of Directors’ performance, including committees of our Board of Directors.

Charter
Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and is available to our stockholders at investors.instacart.com.

Corporate Governance Policies and Practices
Stockholder Communications with our Board of Directors
Stockholders who wish to communicate with our Board of Directors, our non-management directors, or individual directors may send messages to our Secretary at 50 Beale Street, Suite 600, San Francisco, California 94105. In accordance with our Policies and Procedures for Stockholder Communications to Non-Management Directors, our General Counsel or Legal Department, in consultation with appropriate directors as necessary, will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations, and patently offensive or otherwise inappropriate material). If appropriate, our General Counsel or Legal Department will route such communications to the appropriate director(s) or, if none is specified, to the Chairperson of our Nominating and Corporate Governance Committee or our Lead Independent Director after review by the Legal Department.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines to ensure that our Board of Directors has the necessary practices in place to review and evaluate Instacart’s business operations and make decisions that are independent of our management. The Corporate Governance Guidelines set forth the practices our Board of Directors intends to follow with respect to, among other things, board composition and selection, board meetings, board committees, chief executive officer evaluation and succession planning and director education. Our Corporate Governance Guidelines also indicates that directors should advise our Nominating and Corporate Governance Committee of any invitations to join the board of another public company, and no director should serve on more than four additional public company boards without the approval of our Board of Directors. The Corporate Governance Guidelines, as well as the charters for each committee of our Board of Directors, are posted on our website at investors.instacart.com.
Code of Business Conduct and Ethics
We maintain a Code of Business Conduct and Ethics that is applicable to all our employees, officers, contractors, and directors, including our principal executive officer, principal financial officer, and principal accounting officer, or persons performing similar functions. Our Code of Business Conduct and Ethics is available on our Investor Relations website at investors.instacart.com. We intend to disclose any substantive amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements granted to any director or executive officer, including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions, on our website as set forth above, if required by applicable law or the listing standards of Nasdaq.
Prohibition on Hedging, Short Sales, and Pledging
Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds are prohibited by our insider trading policy. Since such hedging transactions allow a stockholder to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, that stockholder may no longer have the same objectives as our other stockholders. Therefore, our insider trading policy prohibits our employees, including our executive officers and directors, from engaging in any such transactions.

DIRECTOR COMPENSATION

Non-Employee Director Compensation
We have adopted a non-employee director compensation policy, pursuant to which each member of our Board of Directors who is not also serving as an employee of or consultant to Instacart or any of its subsidiaries receives the compensation described below. This policy may be amended or waived at any time in the sole discretion of our Board of Directors or our Compensation Committee.
Annual Cash Compensation
Under our non-employee director compensation policy, each non-employee director is entitled to receive the following cash compensation for services on our Board of Directors and committees of our Board of Directors, as follows:
●$50,000 annual cash retainer for service as a member of our Board of Directors;
●$25,000 annual cash retainer for service as Independent Chairperson or Lead Independent Director;
●$15,000 annual cash retainer for service as a member of our Audit Committee and $25,000 annual cash retainer for service as Chairperson of our Audit Committee (in lieu of the committee member service retainer);
●$10,000 annual cash retainer for service as a member of our Compensation Committee and $20,000 annual cash retainer for service as Chairperson of our Compensation Committee (in lieu of the committee member service retainer); and
●$7,500 annual cash retainer for service as a member of our Nominating and Corporate Governance Committee and $15,000 annual cash retainer for service as Chairperson of our Nominating and Corporate Governance Committee (in lieu of the committee member service retainer).
The annual cash compensation amounts are payable in equal quarterly installments, in arrears on or promptly following the last day of each fiscal quarter in which the service occurred, pro-rated for any partial quarter of service (based on days served in the applicable quarter).
Initial RSU Grant
Under our non-employee director compensation policy, each non-employee director appointed to our Board of Directors will automatically, on the date of such non-employee director’s initial election or appointment to our Board of Directors, be granted restricted stock units (“RSUs”) with an aggregate grant date fair value of $250,000 (the “Initial RSU Grant”). Each Initial RSU Grant will vest in equal annual installments over a three-year period, such that the Initial RSU Grant is fully vested on the third anniversary of the initial appointment date, subject to the non-employee director’s Continuous Service (as defined in the 2023 Equity Incentive Plan (the “2023 Plan”)) through each applicable vesting date.
Annual RSU Grant
On the date of each annual meeting of stockholders, unless waived by such director, each non-employee director will automatically be granted RSUs with an aggregate grant date fair value of $250,000 (the “Annual RSU Grant”). The Annual RSU Grant will vest in full on the earlier of (i) the date of the following year’s annual meeting of stockholders (or the date immediately prior to the next annual meeting of stockholders if the non-employee director’s service as a director ends at such annual meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the one-year anniversary measured from the date of the annual meeting of stockholders at which the Annual RSU Grant was made, in each case, subject to the non-employee director’s Continuous Service (as defined in the 2023 Plan) through such vesting date.
Pro-Rated Annual Grant
Under our non-employee director compensation policy, each non-employee director who is first elected or appointed to our Board of Directors following our first annual meeting of stockholders on a date other than the date of an annual meeting of stockholders, will automatically upon such director’s initial election or appointment to our Board of Directors and in lieu of the Annual RSU Grant, be granted RSUs with an aggregate grant date fair value equal to (i) (A) $250,000 multiplied by (B) the fraction obtained by dividing (1) the number of days between the date such person is appointed to our Board of Directors and the first anniversary of the most recent annual meeting of stockholders by (2) 365, divided by (ii) the average fair market value of a share of our common stock for the market trading days that occur in the completed calendar month immediately prior to the calendar month in which the initial appointment of such director occurs, rounded down to the nearest whole share (the “Pro-rated Annual Grant”). The Pro-rated Annual Grant will vest on the earlier of (i) the one-year anniversary of the initial appointment date or (ii) the day prior to the date of the annual meeting of stockholders next following the initial appointment date, in each case, subject to the non-employee director’s Continuous Service (as defined in the 2023 Plan) through such vesting date.
Acceleration
Our non-employee director compensation policy provides that each Initial RSU Grant, Annual RSU Grant, and Pro-rated Annual Grant (if applicable) will vest in full upon a Change in Control (as defined in the 2023 Plan), subject to the non-employee director’s Continuous Service (as defined in the 2023 Plan) through the date of such Change in Control.
Expenses
We reimburse each non-employee director for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in meetings of our Board of Directors and its committees.
Compensation Limit
Our non-employee director compensation policy provides that the aggregate cash compensation and equity compensation that each non-employee director is eligible to receive is subject to the limits set forth in Section 3(d) of the 2023 Plan.
Director Compensation Table
The following table sets forth information regarding compensation earned by or paid to our directors for the year ended December 31, 2023 for service as directors, other than Fidji Simo, our Chief Executive Officer, who is also a member of our Board of Directors but did not receive any additional compensation for service as a director, and Victoria Dolan, who was appointed to our Board of Directors on April 12, 2024. The compensation of Ms. Simo as a named executive officer is set forth below under “Executive Compensation—Executive Compensation Tables—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(7)	Option Awards ($)(7)	Total ($)
Ravi Gupta(2)	14,864	249,990	—	264,854
Jeffrey Jordan(3)	50,000	—(4)	—	50,000
Meredith Kopit Levien	85,000	—(4)	—	85,000
Barry McCarthy(5)	75,000	—(4)	—	75,000
Michael Moritz	80,000	—(4)	—	80,000
Lily Sarafan	92,500	—(4)	—	92,500
Frank Slootman	50,000	—(4)	—	50,000
Daniel Sundheim	60,000	—(4)	—	60,000
Apoorva Mehta(6)	29,620	—(4)	—	29,620

(1)Aggregate grant-date fair values are computed in accordance with ASC Topic 718. See Notes 2 and 12 to our consolidated financial statements included in the 2023 Annual Report for the assumptions used in calculating these values. The amounts disclosed reflect the accounting cost for these equity awards and do not reflect the actual economic value that may be realized by any of our directors.
(2)Mr. Gupta was appointed to our Board of Directors on September 19, 2023, which was one business day following the closing of our initial public offering.
(3)Mr. Jordan will retire from and not stand for re-election to our Board of Directors when his term expires at the Annual Meeting.
(4)In February 2023, each then-serving non-employee director was granted an RSU award subject to a liquidity event-based vesting condition (which constitutes a performance condition) and service-based vesting conditions. As of the applicable grant date, we had not recognized stock-based compensation expense for these awards because achievement of the liquidity event-based vesting condition, as the performance condition, was not deemed probable as of any such date. As a result, no value is included in the table for these awards. The liquidity event-based vesting condition was satisfied on September 18, 2023 upon the effectiveness of the registration statement on Form S-1 filed in connection with our initial public offering, and as a result, we began recognizing stock-based compensation expense upon satisfaction of service-based vesting conditions for these awards following our initial public offering. Assuming achievement of the liquidity event-based vesting condition, the aggregate grant-date fair values of each of these RSU awards was $289,242, computed in accordance with ASC Topic 718. The amounts disclosed reflect the accounting cost for these equity awards and do not reflect the actual economic value that may be realized by any of our directors.
(5)Mr. McCarthy will retire from and not stand for re-election to our Board of Directors when his term expires at the Annual Meeting.
(6)Mr. Mehta became a non-employee director in February 2023. Mr. Mehta resigned from our Board of Directors, including as Chairperson, on September 18, 2023, immediately prior to the effectiveness of the registration statement on Form S-1 filed in connection with our initial public offering, at which point Ms. Simo was appointed Chair of our Board of Directors.
(7)The following table sets forth the aggregate number of shares underlying outstanding stock options (vested and unvested) and unvested stock awards held by our directors, other than Fidji Simo, as of December 31, 2023:

Name	Number of Shares Underlying Stock Options (#)	Number of Shares Underlying Unvested RSUs (#)
Ravi Gupta	—	8,333
Jeffrey Jordan	—	4,142
Meredith Kopit Levien	—	4,142
Barry McCarthy	—	4,142
Michael Moritz	—	4,142
Lily Sarafan	—	4,142
Frank Slootman	—	4,142
Daniel Sundheim	—	4,142
Apoorva Mehta(a)	4,866,785	—

(a) Mr. Mehta resigned from our Board of Directors, including as Chairperson, on September 18, 2023, immediately prior to the effectiveness of the registration statement on Form S-1 filed in connection with our initial public offering, at which point Ms. Simo was appointed Chair of our Board of Directors.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Our Board of Directors currently consists of ten members and is divided into three classes. Each class consists of approximately one-third of the total number of directors, and each class has a three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election and until their successor is duly elected and qualified, or until their earlier death, resignation, or removal.
Our directors are divided into the three classes as follows:
●the Class I directors are Jeffrey Jordan, Barry McCarthy, Victoria Dolan, and Fidji Simo, whose terms will expire at the Annual Meeting;
●the Class II directors are Ravi Gupta, Frank Slootman, and Daniel Sundheim, whose terms will expire at the annual meeting of stockholders to be held in 2025; and
●the Class III directors are Meredith Kopit Levien, Michael Moritz, and Lily Sarafan, whose terms will expire at the annual meeting of stockholders to be held in 2026.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Any vacancies on our Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of our Board of Directors, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of Instacart.
Ms. Dolan and Ms. Simo are currently members of our Board of Directors, and, at the recommendation of our Nominating and Corporate Governance Committee, have been nominated for re-election to serve as a Class I director. Each of these nominees has agreed to stand for re-election at the Annual Meeting. If elected at the Annual Meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2027 and until their successor has been duly elected and qualified, or until the director’s earlier death, resignation, or removal. All of the nominees have indicated that they will be willing and able to serve as directors. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which our Board of Directors does not expect to occur), proxies may be voted by the proxyholders in accordance with the recommendation of our Board of Directors.
Mr. Jordan and Mr. McCarthy are retiring from our Board of Directors at the Annual Meeting and will not stand for re-election when their terms expire at the Annual Meeting. Accordingly, the size of our Board of Directors will be automatically reduced from ten directors to eight directors at the conclusion of the Annual Meeting.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF VICTORIA DOLAN AND FIDJI SIMO AS CLASS I DIRECTOR NOMINEES.

PROPOSAL TWO:
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed PwC as our independent registered public accounting firm for the year ending December 31, 2024, and has further directed that management submit the appointment of PwC as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PwC has served as our independent registered public accounting firm since 2017. Representatives of PwC are expected to be present during the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the appointment of PwC as our independent registered public accounting firm. However, our Audit Committee is submitting the appointment of PwC to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, our Audit Committee will review its future appointment of PwC as our independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee may, in its sole discretion, direct the appointment of different independent auditors at any time during the fiscal year if they determine that such a change would be in the best interests of Instacart and its stockholders.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us and, for the year ended December 31, 2023, fees expected to be billed to us by PwC for the periods set forth below.

	Year Ended December 31,
	2023	2022
	(in thousands)
Audit Fees(1)	$6,949	$7,150
Audit-Related Fees(2)	400	—
Tax Fees(3)	151	167
All Other Fees(4)	1	1
Total Fees	$7,501	$7,318

(1)Consists of fees incurred for professional services rendered in connection with the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, statutory audits of our international subsidiaries, and issuances of consents and other services related to SEC matters. This category also includes fees in connection with our initial public offering and accounting consultations and audit services incurred in connection with nonrecurring transactions.
(2)Consists of fees incurred for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements and which were not reported above under “Audit Fees.” For fiscal year 2023, this includes fees incurred for professional services with respect to the post-assessment of internal controls.
(3)Consists of fees incurred for professional services for tax planning, tax consulting, and tax compliance services.
(4)Consists of fees incurred for permitted products and services other than those that meet the criteria above. Such fees are related to certain software subscription fees for fiscal years 2022 and 2023.

Pre-Approval Policies and Procedures
Our Audit Committee approves all audit and non-audit related services that our independent registered public accounting firm provides to us in accordance with our Audit and Non-Audit Services Pre-Approval Policy. Pursuant to such policy, pre-approval may be given by our Audit Committee or the Chairperson thereof in connection with approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service.

All of the services relating to the fees described in the table above were pre-approved by our Audit Committee in accordance with our Audit Committee’s pre-approval policies and procedures.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE:
NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. As described in detail under the section titled “Executive Compensation—Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders.
Our compensation programs are designed to effectively align our executives’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.
Stockholders are urged to read the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, which discusses how our executive compensation policies and practices implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. Our Board of Directors and our Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.
The text of the resolution in respect of Proposal Three is as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion, is hereby APPROVED.”
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
The vote is advisory, which means that the vote is not binding on us, our Board of Directors, or any of its designated committees. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR:
NON-BINDING ADVISORY VOTE TO DETERMINE THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, to determine the frequency of future non-binding advisory votes to approve the compensation of our named executive officers, as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an advisory vote to approve the compensation of our named executive officers.
By voting with respect to this proposal, stockholders may determine that the frequency of future non-binding advisory votes to approve the compensation of our named executive officers should be every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal. Our Board of Directors has determined that an annual non-binding advisory vote to approve the compensation of our named executive officers will allow our stockholders to provide timely and direct input on our executive compensation philosophy, policies, and practices as disclosed in the proxy statement each year. Our Board of Directors believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.
As an advisory vote, this proposal will not be binding on us, our Board of Directors, or any of its designated committees. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our Board of Directors. Our Board of Directors and its designated committees may decide that it is in the best interests of our stockholders and Instacart to hold a non-binding advisory vote on our named executive officer compensation more or less frequently than the option approved by our stockholders. Notwithstanding the non-binding advisory nature of this vote, we recognize that the stockholders may have different views as to the best approach for Instacart and look forward to hearing from stockholders as to their preferences on the frequency of a non-binding advisory vote on executive compensation. If our Board of Directors’ recommendation of holding annual non-binding advisory votes to approve the compensation of our named executive officers receives a plurality of the votes cast at the Annual Meeting (i.e., the option of “1 YEAR” receives the largest number of votes), then we have determined that we will conduct future non-binding advisory votes to approve the compensation of our named executive officers annually.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF “1 YEAR” AS THE FREQUENCY FOR FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2023 with management of Maplebear Inc. (the “Company”). The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission (the “SEC”). The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee of the Board of Directors.
Barry McCarthy (Chairperson)
Meredith Kopit Levien
Michael Moritz
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Instacart under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS
The following table sets forth information for our executive officers as of April 5, 2024:

Name	Age	Title
Fidji Simo	38	President, Chief Executive Officer, and Chair
Nick Giovanni	47	Chief Financial Officer and Treasurer
Morgan Fong	48	General Counsel and Secretary

Fidji Simo. Ms. Simo has served as our Chief Executive Officer since August 2021, a member of our Board of Directors since January 2021, Chair of our Board of Directors since September 2023, and our President since December 2021. From January 2011 to August 2021, Ms. Simo served in various roles at Meta Platforms, Inc. (formerly Facebook, Inc.), a social networking company, including as Head of the Facebook App since March 2019, where she led a team of 6,000 people and was responsible for the development of Facebook, the flagship product of Meta. From 2007 to 2011, Ms. Simo served as Strategy Manager at eBay, Inc., an eCommerce company. Ms. Simo currently serves on the boards of directors of Shopify Inc., an eCommerce platform, and OpenAI, L.L.C., an artificial intelligence research and deployment company. Ms. Simo holds a Masters of Management from HEC Paris and spent the last year of her Masters program at the University of California, Los Angeles Anderson School of Management.

Nick Giovanni. Mr. Giovanni has served as our Chief Financial Officer and Treasurer since January 2021. From August 1998 to January 2021, Mr. Giovanni served in a number of roles at The Goldman Sachs Group, Inc., a multinational investment bank and financial services company, most recently as Global Head of the Technology, Media and Telecom Group in the Investment Banking Division, where he was responsible for group management and oversight of technology investment banking transactions. Mr. Giovanni holds a B.S. in Business Administration from the University of California, Berkeley.

Morgan Fong. Mr. Fong has served as our Secretary since December 2020 and our General Counsel since 2016 after serving as our Director of Legal from 2015 to 2016. From 2013 to 2015, Mr. Fong served as Director and Senior Corporate Counsel for Trulia, Inc., a real estate platform and current subsidiary of Zillow Group, Inc., a real estate database company. From 2004 to 2013, Mr. Fong served as an attorney at Fenwick & West LLP, a private law firm, and from 2000 to 2004, Mr. Fong served as an attorney at Wilson Sonsini Goodrich & Rosati, P.C., a private law firm. Mr. Fong holds a B.A. in Economics and East Asian Studies from Yale University and a J.D. from the University of California, Berkeley School of Law.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives, discusses our executive compensation program and policies, and analyzes how and why our Compensation Committee arrived at the specific fiscal year 2023 compensation decisions with respect to the following current and former executive officers during the fiscal year ended December 31, 2023, who are collectively referred to herein as our “named executive officers:”

Name	Position(s)
Fidji Simo	Chief Executive Officer and President
Nick Giovanni	Chief Financial Officer and Treasurer
Morgan Fong	General Counsel and Secretary
Asha Sharma(1)	Former Chief Operating Officer

(1)Ms. Sharma ceased serving as our Chief Operating Officer, effective March 1, 2024.
Executive Summary
At Instacart, we are powering the future of grocery through technology. We want to enable any retailer, large or small, to drive success both online and in-store and serve customers in all the ways they choose to shop. To do this, we have spent more than a decade investing in purpose-built technologies that can solve a wide array of complex challenges in grocery. We remain relentlessly focused on driving profitable growth and are investing in our talent, technologies, and products so that we can continue to generate more value for consumers, retailers, brands, and shoppers and, as we do that, for stockholders as well.
Business Highlights
Fiscal Year 2023 Company Financial Performance
As the leading grocery technology company in North America, we are deeply committed to driving more value for all four sides of the Instacart marketplace: customers, retailers, brands, and shoppers. In fiscal year 2023, we expanded our lead in selection and quality while making our service faster and more affordable for consumers. As a result, our service is the best it has ever been. This showed up in our solid fiscal year 2023 financial results, which demonstrated ongoing momentum in order and GTV growth and expanding profitability as highlighted below.
●GTV of $30,322 million, representing a compound annual growth rate (“CAGR”) of 10% since 2021.
●Orders of 269.2 million, representing a 10% CAGR since 2021.
●Total revenue of $3,042 million, representing a 29% CAGR since 2021 as well as 10.0% of 2023 GTV.
●GAAP gross profit of $2,278 million, representing a 36% CAGR since 2021 as well as 7.5% of 2023 GTV and 75% of 2023 total revenue.
●GAAP net loss of $1,622 million, representing 5.3% of 2023 GTV and 53% of 2023 total revenue, was down $2,050 million year-over-year, reflecting a $2,723 million increase in stock-based compensation (“SBC”), which was significantly elevated in the quarter of our initial public offering,(1) and a prior year benefit from the release of the vast majority of our deferred tax valuation allowance.(2)
●Adjusted EBITDA of $641 million, representing a 334% CAGR since 2021 as well as 2.1% of 2023 GTV and 21% of 2023 total revenue.(3)

(1)In fiscal year 2023, we expensed $2,756 million of SBC primarily associated with the cumulative vesting of certain equity awards in connection with our initial public offering related to grants made before we became a public company, compared to $33 million of SBC in fiscal year 2022.
(2)GAAP net income in fiscal year 2022 included a $358 million tax benefit from the release of our valuation allowance on our deferred tax assets in the United States.

(3)To supplement our consolidated financial statements prepared and presented in accordance with GAAP, we use adjusted EBITDA, a non-GAAP measure, to facilitate analysis of our financial and business trends and for internal planning and forecasting purposes. For a full reconciliation of adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Adjusted EBITDA, Adjusted EBITDA as a Percent of GTV, and Adjusted EBITDA Margin” of the 2023 Annual Report.

Fiscal Year 2023 Company Compensation Highlights
Highlights of our fiscal year 2023 executive compensation program include:
●Base Salary. Our Compensation Committee did not change the base salaries for any of our named executive officers from fiscal year 2022 levels.
●No Annual Cash Bonus. We did not maintain any formal performance cash bonus plan for our named executive officers with respect to fiscal year 2023.
●Annual Equity Awards. We granted the majority of our named executive officers’ total direct compensation in the form of RSUs, to promote our long-term success by aligning executives’ interests with those of our stockholders and focusing on sustained performance and company growth. A portion of the annual refresh RSU award described below was granted as a restricted cash award to help reduce our equity dilution.
●Recoupment Policy. Our Compensation Committee adopted a compensation recoupment policy applicable to our current and former executive officers, aligned with SEC and Nasdaq rules. See the section titled “—Other Compensation Policies and Practices—Recoupment Policy” for additional information.

Compensation Philosophy and Objectives
Our Compensation Committee has oversight of our executive compensation programs and evaluates their competitiveness and function so that we maintain our ability to attract and retain superior employees in key positions and motivate strong performance against our strategic goals while creating stockholder value.
As our business and company continue to transform, our compensation programs continue to evolve and develop into those appropriate to our size and stage of business. We continue to carefully evaluate our compensation arrangements and develop programs that we feel are the most appropriate to drive results for our company and our stockholders. As we make changes to expand our business, we focus on ensuring that our pay program aligns our executives’ compensation with our stockholders’ interests and our company’s performance over the long term.
Specifically, our executive compensation program is designed to:
●attract, retain, and motivate top talent;
●align our compensation structures with our strategic needs and market practices;
●provide incentives that align our executives’ interests with those of our stockholders; and
●promote consistency and internal equity amongst our executive team.
Our executive compensation program adheres to the following practices:

What We Do	What We Don’t Do
✔ Deliver a majority of compensation through long-term equity incentives
✔ Determine incentive opportunities based on corporate and individual performance
✔ Assess risks of our compensation program
✔ Retain an independent compensation consultant
✔ Broadly use double-trigger change in control arrangements

✗ No tax reimbursements or tax gross-ups on severance or change in control payments
✗ No special executive welfare or health benefits, or retirement plans not available to our employees generally
✗ No guaranteed salary increases or annual bonuses
✗ No hedging or pledging of our stock

How We Determine Executive Compensation
Our Compensation Committee is responsible for reviewing and approving the compensation of our Chief Executive Officer and other executive officers, including base salaries, short-term and long-term incentive compensation, the size and structure of equity awards, and any executive perquisites. Our Compensation Committee makes decisions on a case-by-case basis and considers market insights, competitive dynamics, prior experience, and future role with Instacart in structuring a total compensation package for our executive officers.
Our Compensation Committee generally determines the principal components of compensation for our executive officers on an annual basis; however, decisions may be made at other times for new hires, promotions, or other special circumstances as our Compensation Committee determines appropriate.
Role of Management
Our Compensation Committee has worked with and received information and analyses from management, including within our legal, finance, and human resources departments, and our Chief Executive Officer, and considered such information and analyses in determining the structure and amount of compensation to be paid to our executive officers, including our named executive officers. Our Chief Executive Officer evaluates and provides to our Compensation Committee executive officer performance assessments and management’s recommendations and proposals regarding executive officer compensation programs and decisions affecting base salaries, short-term incentive compensation, long-term incentive compensation, and other compensation-related matters outside of the presence of any other named executive officers. However, our Compensation Committee retains the final authority to make all compensation decisions for our named executive officers, including our Chief Executive Officer.
From time to time, various other members of management and other employees, as well as outside advisors or consultants, may be invited to make presentations, provide financial or other background information or advice, or otherwise participate in meetings of our Board of Directors and Compensation Committee. Members of management, including our Chief Executive Officer, may attend portions of our Board of Directors or Compensation Committee meetings; however, no member of management or any other employee, including our Chief Executive Officer, may be present during decisions regarding the compensation of our Chief Executive Officer or their own compensation.
Role of Compensation Consultant
Our Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. Our Compensation Committee engaged Semler Brossy to provide guidance regarding the amount and types of compensation that we pay our executive officers, how our compensation practices compare to the compensation practices of other companies, including with respect to a peer group of companies developed in consultation with Semler Brossy, and other compensation-related matters. Semler Brossy reports directly to our Compensation Committee, although Semler Brossy may meet with members of management for the purposes of gathering information on proposals that management may make to our Compensation Committee. Semler Brossy does not provide any services to us other than the services provided to our Compensation Committee.
Our Compensation Committee has assessed the independence of Semler Brossy taking into account, among other things, the factors set forth in Rule 10C-1 of the Exchange Act and the listing standards of Nasdaq and concluded that no conflict of interest exists with respect to the work that Semler Brossy performs for our Compensation Committee.
Use of Competitive Market Compensation Data
When making compensation decisions, our Compensation Committee believes that it is important to be informed as to the current practices of comparable companies with which we compete for top talent. To this end, our Compensation Committee worked with Semler Brossy to compile a list of our peer companies to be considered, among other factors, in connection with assessing compensation practices and pay levels. Our Compensation Committee believes that the peer and market data provided by Semler Brossy, along with other factors, serve as an important reference point when setting compensation for our executive officers because competition for executive management is intense in our industry and the retention of our talented leadership team is critical to our success.
Compensation Peer Group
For fiscal year 2023, our Compensation Committee, upon recommendation from Semler Brossy, approved a group of companies that would be appropriate peers to be considered, among other factors, when making compensation decisions, based on the following criteria:
●Industry (Internet & Direct Marketing Retail, IT Services, Interactive Media & Services, Media Software, Entertainment, and other technology companies);
●Scale (based on revenue and market capitalization);
●Talent profile (companies with which we compete for executive talent); and

●Business characteristics (companies with a digital marketplace or operation-based component, strong consumer-facing brand, or technology-oriented industry leaders driving disruption in their core business segment).
Using the above criteria, the following 18 companies were identified by our Compensation Committee in December 2022 as appropriate comparators for our compensation peer group for the purpose of informing executive pay decisions for fiscal year 2023:

Airbnb, Inc.	Lyft, Inc.	Snowflake Inc.
Datadog, Inc.	Match Group, Inc.	Splunk Inc.
DoorDash, Inc.	Peloton Interactive, Inc.	Twitter, Inc.
Dropbox, Inc.	Pinterest, Inc.	Uber Technologies, Inc.
Etsy, Inc.	Robinhood Markets, Inc.	Zillow Group, Inc.
GoDaddy Inc.	Snap Inc.	Zoom Video Communications, Inc.
Factors Used in Determining Executive Compensation
Our Compensation Committee sets the compensation of our executive officers at levels it determines to be competitive and appropriate for each executive officer, using the professional experience and judgment of our Compensation Committee members. Although market data is used as a reference point to inform initial guidelines, our Compensation Committee believes executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year, and accordingly, pay decisions are not made by use of a rigid formulaic approach or benchmark. In making executive compensation decisions, our Compensation Committee generally takes into consideration the following factors:
•Company performance and existing business needs
•Each executive officer’s individual performance, scope of job function and criticality of the skill set
•The need to attract new talent and retain existing talent in a highly competitive industry
•Our Chief Executive Officer’s recommendations (other than for herself)
•Internal pay equity
•Instacart’s culture and values
•Our Compensation Committee’s judgment
•Each executive officer’s unvested equity and total company ownership
•Aggregate compensation cost and impact on stockholder dilution
•Positioning relative to peers in market

Key Components and Design of the Executive Compensation Program
Total Direct Compensation
Our executive compensation program focuses on total direct compensation, which consists of base salary, short-term incentive compensation, and target long-term incentive compensation. Our Compensation Committee takes a holistic approach to compensation and seeks to ensure that the aggregate level of pay, across all pay elements, is meeting our desired objectives for each executive officer.
In evaluating our executive compensation policies and programs, we consider both the performance and skills of each of our executives, as well as the compensation paid to executives in similar companies with similar responsibilities. We focus on providing a competitive compensation package to each of our executive officers that provides significant short-term and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to achieve corporate objectives and maximize stockholder value.

Our Compensation Committee uses its judgment to establish a total compensation program for each executive officer that is a mix of base salary, short-term incentive compensation, and long-term incentive compensation, which it believes is appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, our Compensation Committee typically structures a majority portion of our executive officers’ compensation package to be comprised of long-term equity awards to align the executive officers’ incentives with the interests of our stockholders and focus our executives on achieving key corporate goals that drive our business.
Elements of Executive Compensation
Executive compensation generally consists of the following three principal components: base salary, short-term incentive compensation, and long-term incentive compensation. We also provide our executive officers with sign-on bonuses on a case-by-case basis, severance and change-in-control related payments and benefits, as well as benefits available to all our employees, including retirement benefits under our 401(k) plan and participation in various employee health and welfare benefit plans. The following chart summarizes the three principal elements of our executive compensation program, their objectives, and key features.

Element	Objectives	Key Features

Base Salary	Provides a fixed amount of annual cash income for performing job responsibilities.	Fixed compensation that is periodically reviewed and adjusted if and when appropriate.

Short-Term Incentive Compensation	Motivates and rewards for driving company-wide performance on an annual basis.	Incentive opportunities are dependent upon our Compensation Committee’s discretionary assessment of corporate and individual performance for each applicable year.

Long-Term Incentive Compensation	Promotes retention and alignment with stockholder interests. Attracts highly qualified executives and encourages their continued service over the long term.	Equity incentives may be granted as applicable during the year for new hires, promotions, annual refresh grants or other special circumstances, such as to encourage retention, or incentivize exceptional performance.
2023 Executive Compensation Program
Base Salary
Our Compensation Committee determined the initial base salary for each of our named executive officers in connection with their commencement of employment with us. Our Compensation Committee reviews the base salary of each executive for potential adjustment on an annual basis. In March 2023, our Compensation Committee reviewed but determined not to increase base salaries for our named executive officers. The annual base salaries of each of our named executive officers for 2023 are listed below.

Named Executive Officer	2023 Annual Base Salary ($)
Fidji Simo	500,000
Nick Giovanni	500,000
Morgan Fong	500,000
Asha Sharma	500,000

Short-Term Incentive Compensation
We previously established the Executive Performance Bonus Plan (the “Bonus Plan”), pursuant to which our Compensation Committee may award performance-based cash incentive opportunities to certain key executives, including all of our named executive officers who are currently providing services to us at such time. The Bonus Plan was not utilized by our Compensation Committee in fiscal year 2023, nor did we maintain any other formal performance bonus plan for our named executive officers during fiscal year 2023.
We did not maintain a formal performance bonus plan in 2022. However, in 2022, our Compensation Committee approved discretionary cash bonuses to each of Ms. Simo, Mr. Giovanni, Mr. Fong, and Ms. Sharma in the amounts shown below, relating to fiscal year 2022 performance. A portion of such discretionary cash bonuses was paid in June 2023, subject to the applicable named executive officer’s continued service through such date. In determining the amount of each applicable named executive officer’s bonus amount for 2022, our Compensation Committee considered overall company performance in 2022, each named executive officer’s time in role, and individual performance as it related to overall company success.

Named Executive Officer	2022 Bonus Amount Paid in 2022 ($)	2022 Bonus Amount Paid in 2023 ($)
Fidji Simo	300,000	450,000
Nick Giovanni	300,000	450,000
Morgan Fong	360,000	540,000
Asha Sharma	300,000	450,000
Long-Term Incentive Compensation
2023 Refresh RSU Grants
For fiscal year 2023, our Compensation Committee established long-term incentive compensation targets for our named executive officers based on market data provided by Semler Brossy regarding the compensation peer group. In addition, in setting each executive’s total variable compensation target for fiscal year 2023, our Compensation Committee also considered each executive’s 2022 discretionary cash bonus. The variable pay awarded to each of our named executive officers during 2023 consisted of a refresh RSU award, a portion of which was delivered as a restricted cash award to help reduce our equity dilution.
The refresh RSU awards and restricted cash awards were awarded by our Compensation Committee to each of our named executive officers in May 2023. The aggregate grant date fair value of each refresh RSU award was based on each executive’s total variable compensation target, and was reduced by (i) each executive’s 2022 discretionary cash bonus and (ii) each executive’s restricted cash award. The refresh RSU awards granted to each of Mr. Giovanni, Mr. Fong, and Ms. Sharma vest over eight quarters, with 1/12th of the total award vesting on each of the first four quarterly vesting dates and 2/12th of the total award vesting on each of the remaining four quarterly vesting dates, subject to continued service through each applicable vesting date. In connection with her resignation on March 1, 2024, Ms. Sharma forfeited the unvested portions of her refresh RSU award. The refresh RSU award granted to Ms. Simo vests over four quarters, with 1/6th of the total award vesting on each of August 15, 2023 and November 15, 2023, and 2/6th of the total award vesting on each of February 15, 2024 and May 15, 2024, subject to Ms. Simo’s continued service through each such date. The refresh RSU awards were also subject to a liquidity event-based vesting condition, which condition was satisfied on September 18, 2023 upon the effectiveness of the registration statement on Form S-1 filed in connection with our initial public offering. Our Compensation Committee believes that these refresh RSU awards encourage retention through vesting over the recipient’s continued service with us, cover fewer shares than stock options, thereby minimizing dilution to stockholders, and are the predominant type of equity award utilized by the peer companies with whom we compete for talent.

The restricted cash awards granted by our Compensation Committee to each of our named executive officers in May 2023 reduced the grant date fair value of the refresh RSU awards on a dollar-for-dollar basis for each applicable vesting date where a restricted cash award is applied. The restricted cash awards granted to Mr. Giovanni, Mr. Fong, and Ms. Sharma vest and are paid in four equal quarterly installments, subject to continued service through each applicable vesting date. In connection with her resignation on March 1, 2024, Ms. Sharma forfeited the unvested portion of her restricted cash award. The restricted cash award granted to Ms. Simo was vested and paid in two equal installments during fiscal year 2023. Our Compensation Committee granted such restricted cash awards to help reduce our equity dilution by reducing the number of shares of common stock that would have otherwise been issued upon vesting of the refresh RSU awards, and to provide our executives with liquidity prior to the completion of our initial public offering.
The following table illustrates, for each named executive officer, the number of shares of common stock subject to the refresh RSU award, the amount of the restricted cash award, and the 2022 discretionary cash bonus amount, based on each executive’s total variable compensation target.

	(A)	(B)	(C)	(A-B-C)
Named Executive Officer	2023 Total Variable Compensation Target ($)	2022 Discretionary Cash Bonus ($)(1)	2023 Restricted Cash Award Value ($)	2023 Refresh RSU Award Value ($)(2)	2023 Refresh RSU Award (#)(3)
Fidji Simo	15,000,000	750,000	3,562,500(4)	10,687,500	300,379
Nick Giovanni	10,000,000	750,000	2,312,500(5)	6,937,500	194,983
Morgan Fong	5,900,000	900,000	1,250,000(5)	3,750,000	105,396
Asha Sharma	13,650,000	750,000	3,225,000(5)	9,675,000	271,922

(1)Reflects the amount of each named executive officer’s discretionary cash bonus for fiscal year 2022, as approved by our Compensation Committee in October 2022 (and in the case of Ms. Simo, in December 2022) and further described under “—Short-Term Incentive Compensation.” While these bonuses are part of each named executive officer’s compensation for 2022, they were considered a part of each executive’s total variable compensation target approved in May 2023.
(2)Each named executive officer’s refresh RSU award value is equal to the total variable compensation target, less the 2022 discretionary cash bonus, less the restricted cash award.
(3)Calculated based on the fair value of our common stock of $35.58 per share as of February 28, 2023, as determined by our Board of Directors, which is the most recent date on or prior to the grant date of such refresh RSU awards on which our Board of Directors determined a fair value of our common stock. See the section titled “—Executive Compensation Tables—Outstanding Equity Awards at 2023 Fiscal Year End” for more information about these refresh RSU awards.
(4)50% of this restricted cash award was vested and paid on August 15, 2023, and the remaining 50% was vested and paid on November 15, 2023.
(5)25% of this restricted cash award was vested and paid on each of August 15, 2023, November 15, 2023, and February 15, 2024, and the remaining 25% will vest and be paid on May 15, 2024, subject to the named executive officer’s continued service with us through such date. In connection with her resignation on March 1, 2024, Ms. Sharma forfeited the unvested portions of her award.

Our general policy is to grant equity awards on fixed dates determined in advance, although there may be occasions when grants are made on other dates, such as grants to new hires or other special circumstances. All required approvals are obtained in advance of or on the actual grant date.
2022 PSU Awards
In order to incentivize strong performance and a focus on creating stockholder value, in December 2022, our Compensation Committee granted equity awards in the form of performance-based RSU awards (the “2022 PSUs”), to Ms. Simo, Mr. Giovanni, and Ms. Sharma, representing the right to be issued up to 1,200,000 shares, 600,000 shares, and 720,000 shares of our common stock, respectively. These awards vested in part upon the effectiveness of the registration statement on Form S-1 filed in connection with our initial public offering and will further vest upon the satisfaction of certain market capitalization goals ranging from $15 billion to $30 billion, as set forth in the table below, during the performance period commencing on the grant date and ending on the earlier of the five-year anniversary of the grant date, a change of control, or a termination of continuous service. Such market capitalization goals are measured based on a 30-trading day trailing average that precedes the applicable measurement date. See the section titled “—Pay Versus Performance—Pay Versus Performance Analysis” for more information about how market capitalization is calculated. At the time of grant, our Compensation Committee believed that the market capitalization goals were challenging, would require exceptional performance to be attained and, to the extent attained, would deliver significant value to our stockholders.

	PSUs Vested Upon
Named Executive Officer	Effective Date of IPO Registration Statement	Market Capitalization of $15 Billion	Market Capitalization of $20 Billion	Market Capitalization of $30 Billion
Fidji Simo	300,000	180,000	240,000	480,000
Nick Giovanni	150,000	90,000	120,000	240,000
Asha Sharma	180,000	108,000	144,000	288,000
As noted above, Ms. Simo, Mr. Giovanni, and Ms. Sharma vested in a portion of their 2022 PSUs relating to 300,000, 150,000, and 180,000 shares of our common stock, respectively, upon the effectiveness of the registration statement on Form S-1 filed in connection with our initial public offering. The remaining portion of the 2022 PSUs held by Ms. Simo and Mr. Giovanni, to be earned based on achievement of the market capitalization goals, remained unvested and outstanding as of December 31, 2023. In connection with her resignation on March 1, 2024, Ms. Sharma forfeited the unvested portion of her 2022 PSU.
The 2022 PSUs are subject to a post-vesting holding requirement, pursuant to which each named executive officer is required to hold shares received in settlement of vested 2022 PSUs for one year after vesting. This requirement is subject to limited carveouts for tax withholding obligations and transfers of shares to family members for estate or tax planning purposes and will lapse upon the named executive officer’s death or disability.
Other Features of Our Executive Compensation Program
Employment Offer Letters
We have entered into offer letter agreements with each of our named executive officers that set forth the terms and conditions of their employment, including position, base salary, and certain severance benefits, as described below. The base salary of our named executive officers for fiscal year 2023 is provided in the section titled “—2023 Executive Compensation Program” above.
Severance and Change in Control Benefits
We provide severance protections to our named executive officers in the event that they experience certain types of termination events, including terminations in connection with a change in control of our company. A more detailed description of these arrangements is provided in the section titled “—Potential Payments upon Termination or Change of Control.”
Our Compensation Committee believes these severance benefits are important from a retention perspective to provide some level of protection to our named executive officers who might be terminated, including in connection with a change in control, and that the amounts are reasonable and maintain the competitiveness of our executive compensation and retention program. Further, our Compensation Committee believes this structure serves to mitigate the distraction and loss of our named executive officers that may occur in connection with potential or actual change in control. Such payments protect the interests of our stockholders by enhancing executive focus during potential change in control activity, retaining executives despite the uncertainty that generally exists while a transaction is under consideration and encouraging the executives responsible for negotiating potential transactions to do so with independence and objectivity. However, we do not have any agreements with our named executive officers guaranteeing any tax gross-up payments on severance or change in control benefits.

In addition, each of our named executive officers holds equity awards that were granted under and subject to the terms of our equity incentive plans and the applicable award agreements thereunder.
401(k) Plan, Welfare, and Health Benefits
We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may make voluntary contributions from their eligible pay, up to certain applicable annual limits set by the Internal Revenue Code of 1986, as amended (the “Code”). We may make matching and discretionary contributions to the 401(k) plan. During 2023, we made safe-harbor matching employer contributions to the 401(k) plan in an amount equal to 4% of eligible earnings, subject to annual Internal Revenue Service limits. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.
In addition, we generally provide other benefits to our named executive officers on the same basis as to our other full-time employees. These benefits include, but are not limited to, medical, dental, vision, life, disability, and accidental death and dismemberment insurance plans. In general, we pay the premiums for the life, disability, and accidental death and dismemberment insurance for our employees, including our named executive officers.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Business Travel
From time to time, our named executive officers may request chartered aircraft services to facilitate travel that is directly and integrally related to the performance of their job duties when the use of a chartered plane will increase efficiency or security associated with a particular trip. Occasionally, family members may accompany an executive officer on these flights and, if this occurs, we require the executive officer to pay the incremental cost, if any, to accommodate these guests on the flight. There has been no incremental cost to us for family accompaniment on chartered business flights.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we generally do not provide excessive perquisites or other personal benefits to our named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of their duties, to make our executive officers more efficient and effective, for recruitment and retention purposes, or to ensure their safety and security.
Ensuring the safety and security of our employees, including our named executive officers, is a top priority for us. We offer both business-related and personal security services, including certified protection officers and residential security based on ongoing assessments of risk and actual and credible threats made against our named executive officers. None of these security-related costs are considered taxable income for our named executive officers. While we consider these security services as necessary business expenses, we have disclosed specific costs of these services in the “All Other Compensation” column of the 2023 Summary Compensation Table below.
We pay the premiums for term life insurance and disability insurance, subject to certain limitations, for all of our employees, including our named executive officers.

In the future, we may provide additional perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our Compensation Committee.
Tax and Accounting Implications
Accounting for Stock-Based Compensation
Under ASC Topic 718, we are required to measure the compensation expense for all stock-based awards made to employees and directors, including stock options, RSUs, and restricted stock, based on the grant-date fair value of these awards. We record stock-based compensation expense on an ongoing basis according to ASC Topic 718. The accounting impact of our compensation programs is one of many factors that our Compensation Committee considers in determining the structure and size of our executive compensation programs.
Deductibility of Executive Compensation
Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.
Although our Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of our company and stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m). Our Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with our business needs.
Other Compensation Policies and Practices
Recoupment Policy
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. Additionally, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and in accordance with SEC and Nasdaq requirements, we have implemented our Incentive Compensation Recoupment Policy, which generally requires that, in the event of an accounting restatement, we recover incentive compensation from our current and former executive officers (as defined in applicable SEC rules) that exceeds the amount of incentive compensation that would have been paid if the amount of the incentive compensation had been determined based on the accounting restatement. The Incentive Compensation Recoupment Policy applies to incentive compensation that is received by a covered officer on or after October 2, 2023.
Policy Prohibiting Hedging and Pledging of Our Equity Securities
Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds are prohibited by our insider trading policy. Since such hedging transactions allow a stockholder to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, that stockholder may no longer have the same objectives as our other stockholders. Therefore, our insider trading policy prohibits our employees, including our named executive officers and directors, from engaging in any such transactions.
Compensation Risk Assessment
Our Compensation Committee has reviewed our compensation policies and practices to assess whether they encourage employees to take inappropriate risks. After conducting this review of compensation-related risk, our Compensation Committee has concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Instacart’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors.
Meredith Kopit Levien (Chairperson)
Ravi Gupta
Lily Sarafan
Daniel Sundheim
Executive Compensation Tables
Summary Compensation Table
The following table presents all of the compensation awarded to or earned by our named executive officers during the fiscal years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Fidji Simo	2023	500,000	4,712,500(2)	—(3)	61,073(4)	5,273,573
Chief Executive Officer	2022	500,000	1,000,000	—(5)	12,565	1,512,565
Nick Giovanni	2023	500,000	1,606,250(6)	—(3)	38,670(7)	2,144,920
Chief Financial Officer	2022	500,000	300,000	—(5)	12,565	812,565
Morgan Fong	2023	500,000	1,165,000(6)	—(3)	38,670(8)	1,703,670
General Counsel	2022	500,000	360,000	—(5)	12,565	872,565
Asha Sharma	2023	500,000	2,062,500(6)	—(3)	45,950(9)	2,608,450
Former Chief Operating Officer	2022	500,000	300,000	—(5)	12,565	812,565

(1)Aggregate grant-date fair values are computed in accordance with ASC Topic 718. See Notes 2 and 12 to our consolidated financial statements included in the 2023 Annual Report for the assumptions used in calculating these values. The amounts disclosed reflect the accounting cost for these equity awards and do not reflect the actual economic value that may be realized by any of our named executive officers. See the section titled “—Outstanding Equity Awards at 2023 Fiscal Year-End” for additional information.
(2)The amount disclosed consists of (a) a cash award of $700,000 representing the last of three equal installments of Ms. Simo’s cash retention award granted to her pursuant to her offer letter, which was paid in advance and will be earned on the third anniversary of Ms. Simo’s start date, (b) an amount equal to $450,000 representing the remaining portion of a discretionary cash bonus related to fiscal year 2022, as further described under “—Compensation Discussion and Analysis—2023 Executive Compensation Program—Short-Term Incentive Compensation,” and (c) an amount equal to $3,562,500 representing the portion of the restricted cash award that was vested and paid in fiscal year 2023, as further described under the section titled “—Compensation Discussion and Analysis—2023 Executive Compensation Program—Long-Term Incentive Compensation.”

(3)During 2023, each named executive officer was granted an RSU award subject to a liquidity event-based vesting condition (which constitutes the performance condition) and service-based vesting conditions. As of the applicable grant date, we had not recognized stock-based compensation expense for these awards because achievement of the liquidity event-based vesting condition, as the performance condition, was not deemed probable as of any such date. As a result, no value is included in the table for these awards. The liquidity event-based vesting condition was satisfied on September 18, 2023 upon the effectiveness of the registration statement on Form S-1 filed in connection with our initial public offering, and as a result, we began recognizing stock-based compensation expense upon satisfaction of service-based vesting conditions for these awards following our initial public offering. Assuming achievement of the liquidity event-based vesting condition, the aggregate grant-date fair values of the RSU awards for each of Ms. Simo, Mr. Giovanni, Mr. Fong, and Ms. Sharma were $10,735,546, $6,968,693, $3,766,854, and $9,718,493, respectively, computed in accordance with ASC Topic 718. See Notes 2 and 12 to our consolidated financial statements included in the 2023 Annual Report for the assumptions used in calculating these values. The amounts disclosed reflect the accounting cost for these equity awards and do not reflect the actual economic value that may be realized by any of our named executive officers. See the section titled “—Outstanding Equity Awards at 2023 Fiscal Year-End” for additional information.
(4)The amount disclosed consists of (a) $46,648 of personal security expenses as part of our executive security program, calculated at the actual cost to us, (b) $13,200 of 401(k) matching contributions, (c) Company-paid life insurance premiums, and (d) charitable matching contributions under our corporate giving program.
(5)During 2022, (a) each named executive officer was granted an RSU award subject to a liquidity event-based vesting condition (which constitutes the performance condition) and service-based vesting conditions, and (b) each of Ms. Simo, Mr. Giovanni, and Ms. Sharma was granted a 2022 PSU subject to a liquidity event-based vesting condition (which constitutes the performance condition) as well as service-based and market-based vesting conditions. As of the applicable grant date and December 31, 2022, we had not recognized stock-based compensation expense for these awards because achievement of the liquidity event-based vesting condition, as the performance condition, was not deemed probable as of any such date. As a result, no value is included in the table for these awards. Assuming achievement of the liquidity event-based vesting condition, the aggregate grant-date fair values of the RSU awards for each of Ms. Simo, Mr. Giovanni, Ms. Sharma, and Mr. Fong were $11,808,041, $7,183,233, $8,856,046, and $4,250,871, respectively, computed in accordance with ASC Topic 718 and representing the highest level of performance condition achievement for these awards. Assuming achievement of the liquidity event based vesting condition, the aggregate grant-date fair values for the 2022 PSUs for each of Ms. Simo, Mr. Giovanni, and Ms. Sharma were $25,633,200, $12,816,600, and $15,379,920, respectively, computed in accordance with ASC Topic 718 and representing the highest level of performance condition achievement for these awards. The liquidity event-based vesting condition was satisfied on September 18, 2023 upon the effective date of the registration statement on Form S-1 filed in connection with our initial public offering, and as a result, we began recognizing stock-based compensation expense upon satisfaction of service-based vesting conditions for these awards following our initial public offering. See Notes 2 and 12 to our consolidated financial statements included in the 2023 Annual Report for the assumptions used in calculating these values. The amounts disclosed reflect the accounting cost for these equity awards and do not reflect the actual economic value that may be realized by any of our named executive officers. See the section titled “—Outstanding Equity Awards at 2023 Fiscal Year-End” for additional information.
(6)The amounts disclosed represent (i) the remaining portion of a discretionary cash bonus related to fiscal year 2022, as further described under “—Compensation Discussion and Analysis—2023 Executive Compensation Program—Short-Term Incentive Compensation,” in the amount of $450,000, $540,000, and $450,000 for Mr. Giovanni, Mr. Fong, and Ms. Sharma, respectively, and (ii) the portion of the restricted cash award that was vested and paid in fiscal year 2023, in the amount of $1,156,250, $625,000, and $1,612,500 for Mr. Giovanni, Mr. Fong, and Ms. Sharma, respectively, as further described under the section titled “—Compensation Discussion and Analysis—2023 Executive Compensation Program—Long-Term Incentive Compensation.”
(7)The amount disclosed consists of (a) $25,245 of personal security expenses, as part of our executive security program, calculated at the actual cost to us, (b) $13,200 of 401(k) matching contributions, and (c) Company-paid life insurance premiums.
(8)The amount disclosed consists of (a) $24,245 of personal security expenses, as part of our executive security program, calculated at the actual cost to us, (b) $13,200 of 401(k) matching contributions, (c) Company-paid life insurance premiums, and (d) charitable matching contributions under our corporate giving program.
(9)The amount disclosed consists of (a) $32,525 of personal security expenses, as part of our executive security program, calculated at the actual cost to us, (b) $13,200 of 401(k) matching contributions, and (c) Company-paid life insurance premiums.

Grants of Plan-Based Awards in 2023
The following table shows certain information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2023:

Named Executive Officer	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Fidji Simo	5/1/2023	300,379	—
Nick Giovanni	5/1/2023	194,983	—
Morgan Fong	5/1/2023	105,396	—
Asha Sharma	5/1/2023	271,922	—

(1)Each named executive officer was granted an RSU award subject to a liquidity event-based vesting condition (which constitutes the performance condition) and service-based vesting conditions. As of the applicable grant date, we had not recognized stock-based compensation expense for these awards because achievement of the liquidity event-based vesting condition, as the performance condition, was not deemed probable as of any such date. As a result, no value is included in the table for these awards. The liquidity event-based vesting condition was satisfied on September 18, 2023 upon the effectiveness of the registration statement on Form S-1 filed in connection with our initial public offering, and as a result, we began recognizing stock-based compensation expense upon satisfaction of service-based vesting conditions for these awards following our initial public offering. Assuming achievement of the liquidity event-based vesting condition, the aggregate grant-date fair values of the RSU awards for each of Ms. Simo, Mr. Giovanni, Mr. Fong, and Ms. Sharma were $10,735,546, $6,968,693, $3,766,854, and $9,718,493, respectively, computed in accordance with ASC Topic 718. See Notes 2 and 12 to our consolidated financial statements included in the 2023 Annual Report for the assumptions used in calculating these values. The amounts disclosed reflect the accounting cost for these equity awards and do not reflect the actual economic value that may be realized by any of our named executive officers. See the section titled “—Outstanding Equity Awards at 2023 Fiscal Year-End” for additional information.
Outstanding Equity Awards at 2023 Fiscal Year-End
The following table sets forth the outstanding stock options and stock awards held by our named executive officers as of December 31, 2023.

		Option Awards(1)				Stock Awards(1)
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Fidji Simo	8/2/2021(3)	—	—	—	—	320,000	7,510,400	—	—
	12/7/2022(4)	—	—	—	—	—	—	900,000	21,123,000
	5/1/2023(5)	—	—	—	—	200,254	4,699,961	—	—
Nick Giovanni	1/27/2021(6)	—	—	—	—	112,500	2,640,375	—	—
	1/27/2021(7)	328,125	121,875	47.69	1/26/2031	—	—	—	—
	4/16/2022(8)	—	—	—	—	74,317	1,744,220	—	—
	12/7/2022(4)	—	—	—	—	—	—	450,000	10,561,500
	5/1/2023(9)	—	—	—	—	162,486	3,813,547	—	—
Morgan Fong	6/19/2015	8,270	—	3.79	6/19/2025	—	—	—	—
	5/16/2017	262,765	—	7.32	5/16/2027	—	—	—	—
	9/15/2020(10)	—	—	—	—	39,422	925,235	—	—
	7/1/2021(11)	—	—	—	—	18,900	443,583	—	—
	4/16/2022(8)	—	—	—	—	43,979	1,032,188	—	—
	5/1/2023(9)	—	—	—	—	87,831	2,061,394	—	—
Asha Sharma(12)	4/28/2021(13)	—	—	—	—	312,500	7,334,375	—	—
	4/16/2022(8)	—	—	—	—	91,624	2,150,416	—	—
	12/7/2022(4)	—	—	—	—	—	—	540,000	12,673,800
	5/1/2023(9)	—	—	—	—	226,602	5,318,349	—	—

(1)All of the stock options and stock awards were granted under our 2013 Equity Incentive Plan or 2018 Equity Incentive Plan.
(2)Amounts are calculated by multiplying the number of shares shown in the table by $23.47, the closing per share price of our common stock as of December 29, 2023, the last trading day of the year.
(3)The shares that remain subject to this RSU award vest as follows: (a) 80,000 shares vest in two equal quarterly installments on the last day of each of the first two calendar quarters of 2024, and (b) the remaining 240,000 shares vest in eight equal quarterly installments on the last day of each calendar quarter to occur after August 2, 2024, subject to Ms. Simo’s continued service through each such date. In the event of Ms. Simo’s involuntary termination of employment outside of the period beginning six months prior to, and ending 12 months following, a change of control, the total number of shares that were scheduled to vest during the 18-month period (or, if the termination occurs following the date of a qualifying change of control agreement, 24-month period) following such involuntary termination of employment will vest. In the event of Ms. Simo’s involuntary termination of employment during the period beginning six months prior to, and ending 12 months following, a change of control, all remaining unvested shares subject to this RSU award will vest in full. In the event of Ms. Simo’s death or disability, the total number of shares that were scheduled to vest during the 18-month period following such death or disability will vest.
(4)The shares that remain subject to this PSU awards vest upon the satisfaction of certain market capitalization goals ranging from $15 billion to $30 billion, during the performance period commencing on the grant date and ending on the earlier of the five-year anniversary of the grant date, a change of control, and a termination of service, subject to the named executive officer’s continued service with us. As of December 31, 2023, 300,000, 150,000, and 180,000 of the shares subject to Ms. Simo, Mr. Giovanni, and Ms. Sharma’s 2022 PSU award, respectively, have vested. The 2022 PSUs are subject to a post-vest holding requirement, pursuant to which each named executive officer is required to hold shares received in settlement of vested 2022 PSUs for one year after vesting (regardless of when settlement actually occurs). This requirement is subject to limited carveouts for tax withholding obligations and transfers of shares to family members for estate or tax planning purposes and will lapse upon the named executive officer’s death or disability. In connection with her resignation on March 1, 2024, Ms. Sharma forfeited the unvested portion of her 2022 PSU.
(5)The shares that remain subject to this RSU award vest in two equal installments on each of February 15, 2024 and May 15, 2024, subject to continued service through each such date and subject to acceleration as described in the section titled “—Potential Payments upon Termination or Change of Control—Severance and Change in Control Plan.”
(6)These shares of restricted stock vest in four equal quarterly installments, subject to continued service through each such date and subject to acceleration as described in the section titled “—Potential Payments upon Termination or Change of Control—Severance and Change in Control Plan.”
(7)Twenty-five percent (25%) of the shares subject to the stock option vested on the one-year anniversary of the grant date, and the remainder of the shares vest in 36 equal monthly installments thereafter, subject to continued service through each such date, and subject to acceleration as described in the section titled “—Potential Payments upon Termination or Change of Control—Severance and Change in Control Plan.”
(8)The shares that remain subject to this RSU award vest in 10 equal quarterly installments, subject to the named executive officer’s continued service through each such date and subject to acceleration as described in the section titled “—Potential Payments upon Termination or Change of Control—Severance and Change in Control Plan.”
(9)The shares that remain subject to this RSU award vest as follows: (a) 1/10th of the shares vest on the first two quarterly anniversaries of the grant date in 2024, and (b) 2/10th of the shares vest on each quarterly anniversary of the of the grant date thereafter, subject to continued service through each such date and subject to acceleration as described in the section titled “—Potential Payments upon Termination or Change of Control—Severance and Change in Control Plan.”
(10)The shares that remain subject to this RSU award vest in 13 equal monthly installments, subject to continued service through each such date and subject to acceleration as described in the section titled “—Potential Payments upon Termination or Change of Control—Severance and Change in Control Plan.”
(11)The shares that remain subject to this RSU award vest in seven equal quarterly installments, subject to continued service through each such date and subject to acceleration as described in the section titled “—Potential Payments upon Termination or Change of Control—Severance and Change in Control Plan.”
(12)In connection with her resignation on March 1, 2024, Ms. Sharma forfeited the unvested portions of her RSUs and 2022 PSU, effective as of her resignation date.
(13)The shares that remain subject to this RSU award vest in five equal quarterly installments, subject to continued service through each such date and subject to acceleration as described in the section titled “—Potential Payments upon Termination or Change of Control—Severance and Change in Control Plan.”

Option Exercises and Stock Vested in 2023
The following table shows certain information regarding stock vested during the last fiscal year with respect to our named executive officers for the fiscal year ended December 31, 2023. Our named executive officers did not exercise any stock options during the year ended December 31, 2023.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Fidji Simo	1,040,090	30,723,842
Nick Giovanni	564,588	16,725,235
Morgan Fong	174,391	5,126,626
Asha Sharma	967,795	28,647,126

(1)Prior to our initial public offering, we granted RSU awards, the 2022 PSUs, and restricted stock that vested based on the satisfaction of service-based and liquidity event-based vesting conditions. The liquidity event-based vesting condition was satisfied on September 18, 2023 upon the effectiveness of the registration statement on Form S-1 filed in connection with our initial public offering. The shares of common stock in the table represent the number of shares subject to RSU awards, the 2022 PSUs, and the restricted stock, as applicable, for which the time-based vesting condition was satisfied on or prior to December 31, 2023, including for which the time-based vesting condition was satisfied prior to our initial public offering.
(2)Reflects the product of the number of shares of common stock vested multiplied by the closing price of our common stock on the vesting date.

Potential Payments upon Termination or Change of Control
Each of our named executive officers is eligible for severance benefits pursuant to their offer letters or based upon participation in our Severance and Change in Control Plan (“Severance Plan”), as further described in the section titled “—Severance and Change in Control Plan.” In addition, each of our named executive officers hold equity awards that are subject to the terms of the equity incentive plan and award agreement thereunder under which such awards were granted.
Offer Letter Terms
Ms. Simo. Pursuant to her offer letter agreement, in the event of Ms. Simo’s involuntary termination, she will be eligible to receive a lump sum cash payment equal to 24 months of base salary plus any remaining unpaid portion of the cash retention award provided in her offer letter agreement and reimbursement of the cost of premiums for continuation of group health insurance under COBRA for up to 24 months. If (i) such involuntary termination occurs outside of the period beginning six months prior to, and ending 12 months following, a change of control or (ii) Ms. Simo’s employment is terminated as a result of death or disability, then (x) the total number of shares of common stock subject to Ms. Simo’s new hire RSU award that were scheduled to vest during the 18-month period (or, if the termination occurs following the date of a qualifying change of control agreement, 24-month period) following such involuntary termination or death or disability, as applicable, will accelerate vesting and (y) the total number of shares of common stock subject to any then-unvested and outstanding annual award will accelerate vesting in full. If Ms. Simo’s involuntary termination occurs during the period beginning six months prior to, and ending 12 months following, a change of control, then Ms. Simo’s new hire RSU award and any annual award shall vest in full.
To the extent Ms. Simo’s new hire RSU award or any annual award that Ms. Simo holds as of immediately prior to a change of control is not assumed, continued, or substituted for in such change of control, then, irrespective of whether Ms. Simo has incurred an involuntary termination, such unvested RSU award or annual award (as applicable) shall fully vest.
Mr. Giovanni. If Mr. Giovanni incurs an involuntary termination by us without cause (and not due to death or disability) or resigns for good reason during the period beginning three months before, and ending 12 months following, a change of control, 100% of the shares subject to his January 2021 stock option will become vested and 100% of the shares of restricted stock that he received in January 2021 will be deemed to have met the service-based vesting condition.
Ms. Sharma. If Ms. Sharma had incurred an involuntary termination by us without cause (and not due to death or disability) or resigned for good reason, in either case, outside the period beginning three months before, and ending 12 months following, a change of control, the total number of shares of common stock subject to Ms. Sharma’s April 2021 RSU award that were scheduled to vest during the 12-month period following such termination would have accelerated vesting. Ms. Sharma resigned from her position as our Chief Operating Officer, effective March 1, 2024. Ms. Sharma did not receive any severance benefits with respect to her voluntary resignation.
Severance and Change in Control Plan
Each of Mr. Giovanni and Mr. Fong is, and prior to her resignation Ms. Sharma was, eligible to receive benefits under the terms of our Severance Plan. The Severance Plan provides for severance and/or change in control benefits to the participants upon (i) an “involuntary termination” or (ii) a “death/disability termination” (each as described below). Upon an involuntary termination, each participant is entitled to a lump sum payment equal to 12 months of their base salary, payment of COBRA premiums for up to 12 months and accelerated vesting of the outstanding time-vesting equity awards, including awards subject to the Liquidity Condition, that were granted to the participant on or after the effective date of the Severance Plan in an amount equal to a prorated portion of such equity award that was next scheduled to vest following the date of the participant’s involuntary termination. In addition, if a participant’s involuntary termination occurs during the three months prior to or the 12 months following the closing of a change in control transaction, such participant will be entitled to accelerated vesting of 100% of their outstanding time-vesting equity awards, including awards subject to the Liquidity Condition. To the extent an equity award is not assumed, continued or substituted for in the event of certain change in control transactions and either (i) the participant’s employment is not terminated as of immediately prior to such change in control or (ii) the participant incurred an involuntary termination within three months prior to such change in control transaction and the participant has satisfied the requirements for severance under the Severance Plan, the vesting of such equity award will also accelerate in full (and for equity awards subject to performance vesting, performance will be deemed to be achieved at the greater of target or actual performance, unless otherwise provided in individual award documents). To the extent an equity award is assumed, continued, or substituted for in the event of certain change in control transactions, (i) the vesting of time-vesting equity awards shall continue according to their terms and (ii) with respect to equity awards subject to performance vesting, performance will be deemed to be achieved at the greater of target or actual performance, unless otherwise provided in individual award documents, and the award shall continue to vest subject to the participant’s continued service. In addition, if a participant incurs a death/disability termination, such participant will be entitled to (i) accelerated vesting of 100% of their outstanding time-vesting equity awards that were granted on or after the effective date of the Severance Plan and (ii) accelerated vesting of equity awards subject to performance vesting at the greater of target or actual performance, unless otherwise provided in individual award documents. All benefits under the Severance Plan are subject to the executive’s execution of and compliance with the terms and conditions of the Severance Plan, an effective release of claims against us and our standard proprietary information and inventions agreement.
For purposes of the Severance Plan, a “involuntary termination” is a termination by us without cause (and other than as a result of death or disability) or a resignation for good reason (as defined in the Severance Plan or, for Mr. Giovanni and Ms. Sharma, as defined in their respective participation agreements). A “death/disability termination” is a termination that occurs due to a participant’s death or disability (as defined in the Severance Plan).
PSU Awards
Pursuant to the award agreements evidencing their respective 2022 PSUs, each of Ms. Simo and Mr. Giovanni is, and prior to her resignation Ms. Sharma was, entitled to potential vesting acceleration in the event that a change in control transaction occurs during the performance period and on or prior to their termination of service for any reason. If a change in control transaction occurs during the performance period and on or prior to their termination of service for any reason, (i) if not already achieved, the first performance goal will be deemed achieved upon the closing of the change in control transaction and the corresponding number of shares subject to the 2022 PSUs will vest, and (ii) our market capitalization will be measured as of immediately prior to closing of the change in control transaction, based on the fair market value of the securities, cash, or other property received in such change in control transaction, and to the extent the market capitalization goals are achieved, the corresponding number of shares subject to the 2022 PSUs will vest. In addition, if Ms. Simo or Mr. Giovanni experiences (or, prior to her resignation, Ms. Sharma had experienced) an involuntary termination by us without cause or a resignation for good reason, in either case, within three months prior to a change in control transaction, the 2022 PSUs will remain outstanding following such involuntary termination as necessary to give effect to the potential vesting acceleration upon a change in control transaction. In connection with her resignation effective March 1, 2024, Ms. Sharma forfeited the unvested portion of her 2022 PSU.
Potential Payments Table
The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers serving as of December 29, 2023, the last business day of the fiscal year ended December 31, 2023, other than Ms. Sharma, who, as previously disclosed, informed us of her decision to resign on February 9, 2024. The payments and benefits set forth below are estimated assuming that the termination or change in control event occurred on December 29, 2023, the last business day of our fiscal year ended December 31, 2023 and that the price per share of common stock was equal to $23.47 as of December 29, 2023, the last trading day of the year. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.

Named Executive Officer	Benefit Description	Involuntary Termination Outside a Change in Control ($)	Involuntary Termination in Connection with a Change in Control ($)	Death or Disability ($)
Fidji Simo	Cash severance	1,000,000	1,000,000	—
	Continuation of health benefits(1)	38,372	38,372	—
	Equity acceleration	9,628,662	12,210,362	9,628,662
Nick Giovanni	Cash severance	500,000	500,000	—
	Continuation of health benefits(1)	25,581	25,581	—
	Equity acceleration	265,793	8,198,142	5,557,767
Morgan Fong	Cash severance	500,000	500,000	—
	Continuation of health benefits(1)	17,602	17,602	—
	Equity acceleration	178,262	4,462,400	3,537,165

(1)Based on 12 months of COBRA coverage calculated using 2024 premiums, or in the case of Ms. Simo, 18 months of COBRA coverage calculated using 2024 premiums, which is the maximum COBRA coverage period, absent certain circumstances.

On February 9, 2024, Asha Sharma informed us of her decision to resign from her position as our Chief Operating Officer, effective March 1, 2024. Ms. Sharma did not receive any severance benefits with respect to her voluntary resignation.
Pay Versus Performance
Pay Versus Performance Analysis
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of Instacart. Since we became a public reporting company in September 2023, data from fiscal years 2021 and 2022 is excluded from the disclosure. “Compensation actually paid” does not correlate to the total amount of cash or equity compensation realized during each fiscal year and is different from “realizable” or “realized” compensation. Instead, it is a nuanced calculation required by the SEC’s rules that includes the increase (or decrease) in value of certain elements of compensation over each fiscal year, even if granted in a prior year. The amount of compensation ultimately received may, in fact, be different from the amounts disclosed in these columns of the table below.
For further information concerning our variable pay-for-performance philosophy and how our Compensation Committee aligns executive compensation with our performance, refer to the section titled “Executive Compensation—Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(2) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income (millions)(4) ($)	Company Selected Measure: Market Capitalization Measure (billions)(5) ($)
					Total Shareholder Return(3) ($)	Peer Group Total Shareholder Return(3) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	5,273,573	55,217,304	2,152,347	30,247,360	70	114	(1,622)	8.0

(1)The principal executive officer (“PEO”) in the compensation columns is our Chief Executive Officer, Fidji Simo, and the non-PEO named executive officers (“Non-PEO NEOs”) included in the compensation columns are Nick Giovanni, Morgan Fong, and Asha Sharma.

(2)The amounts reported in the “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” columns reflect certain adjustments to the amounts reported in the “Total” column in the “Summary Compensation Table” for the PEO and non-PEO NEOs, as set forth below:

Role	Year	Reported Summary Compensation Table Total ($)	Deductions: Reported Value of Equity Awards(a) ($)	Additions: Value of Equity Awards Calculated in Accordance with SEC Methodology for Determining Compensation Actually Paid(b) ($)	Compensation Actually Paid ($)
PEO	2023	5,273,573	—	49,943,731	55,217,304
Non-PEO NEOs(c)	2023	2,152,347	—	28,095,013	30,247,360

(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the “Summary Compensation Table” for 2023.
(b)The equity award adjustments include the addition of the following: (i) the year-end fair value of any equity awards granted in 2023 that were outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of 2023 (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of 2023; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in 2023, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during 2023, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for 2023. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts added in calculating the equity award adjustments are as follows:

Role	Year	Year End Fair Value of Equity Awards Granted and Unvested in the Year ($)	Change in Fair Value of Equity Awards Granted in Prior Years and Unvested at Year End ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Equity Value Included in Compensation Actually Paid ($)*
PEO	2023	4,699,961	16,785,908	2,798,492	25,659,369	—	—	49,943,731
Non-PEO NEOs	2023	3,731,096	8,442,944	888,641	15,032,332	—	—	28,095,013

* Totals may not foot due to rounding. (c)The numbers shown in this row for the non-PEO NEOs represent averages.
(3)Represents the cumulative total shareholder return (“TSR”), on our common stock and the cumulative TSR on the Standard & Poor’s Information Technology Index (the “Peer Group TSR”), which is the same peer group used for the Performance Graph included in the 2023 Annual Report. The table assumes $100 was invested at the market close on September 19, 2023, the date our common stock began trading on Nasdaq. Data for the Peer Group TSR assumes reinvestment of dividends. Our TSR shown is based on historical results and is not intended to suggest future performance.
(4)The dollar amounts reported represent the amount of net income reflected in our audited financial statements for the applicable year.
(5)Market capitalization, as of an applicable measurement date, is (x) the number of fully-diluted shares of our common stock outstanding as of such measurement date, using the treasury stock method, multiplied by (y) the volume-weighted average closing price of our common stock as quoted on Nasdaq over the 30-trading day period preceding such measurement date (the “Market Capitalization Measure”). The PSUs granted to Fidji Simo, Nick Giovanni, and Asha Sharma in December 2022 are divided into four tranches of which three tranches are eligible to vest based on the achievement of certain Market Capitalization Measure goals over a five-year performance period. We do not currently utilize any other financial performance measures, as defined under SEC rules, in our executive compensation programs, and as such, the Market Capitalization Measure as of the end of the applicable fiscal year is the most important financial performance measure used by us to link compensation actually paid to our named executive officers for the fiscal year ended December 31, 2023 to our performance. See the section titled “Executive Compensation—Compensation Discussion and Analysis—2023 Executive Compensation Program—Long-Term Incentive Compensation—2022 PSU Awards” for more detail.

Pay Versus Performance Tabular List
We believe that the Market Capitalization Measure represents the most important financial performance measure used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2023 to our performance. For additional details regarding this financial performance measure, please see the section titled

“Executive Compensation—Compensation Discussion and Analysis—2023 Executive Compensation Program—Long-Term Incentive Compensation—2022 PSU Awards.”
Analysis of the Information Presented in the Pay Versus Performance Table
The following graphs sets forth the relationship between Compensation Actually Paid to our PEO and the average of Compensation Actually Paid to our non-PEO NEOs with (i) our cumulative TSR, (ii) our net income (loss), and (iii) the Market Capitalization Measure, in each case, only for the most recently completed fiscal year due to our initial public offering in September 2023. Also shown in the graph below is the relationship between our cumulative TSR to the Peer Group TSR for the same period. As we became subject to SEC reporting requirements in September 2023, we are only required to provide disclosure for one year, which does not allow us to provide meaningful charts illustrating the relationship of Compensation Actually Paid to our PEO and the average of Compensation Actually Paid to our non-PEO NEOs with (i) our cumulative TSR, (ii) our net income (loss), and (iii) the Market Capitalization Measure. As additional years are added to the table, we will be able to include charts illustrating this relationship.
Further, the Compensation Actually Paid reported for 2023 includes the full value of the portion of all previously granted equity awards that had satisfied service-based and/or market-based vesting conditions as of September 18, 2023, the effective date of the registration statement on Form S-1 for our initial public offering, due to the satisfaction of the liquidity event-based vesting condition for such RSUs on that date. If we calculated Compensation Actually Paid for 2023 assuming that such equity awards did not have any liquidity event-based vesting conditions, factor into such calculation solely the awards for which service-based vesting was satisfied in 2023 (and not in prior years), the amount reported as Compensation Actually Paid for 2023 would have been approximately $2.4 million for our PEO and approximately $1.4 million for the average of our non-PEO NEOs.
Our executive compensation program emphasizes equity compensation, which we believe demonstrates a longer-term, ownership orientation. As a result of this emphasis, Compensation Actually Paid to our CEO and the average of Compensation Actually Paid to our Non-CEO NEOs is significantly impacted by our stock price and TSR performance. Changes to our net income does not directly align with our outcomes on Compensation Actually Paid as net income is not used as a financial measure under our executive compensation programs and due to the stronger sensitivity of Compensation Actually Paid to our stock price and TSR performance.

Compensation Actually Paid and Cumulative TSR
The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our other NEOs in 2023, each as set forth in the table above, and our cumulative TSR over from our initial public offering date to the end of 2023.

Compensation Actually Paid vs. Total Shareholder Return
$80
$70
$60
$50
$40
$30
$20
$10
$-
$70.00
Compensation Actually Paid
($ in millions)
Cumulative TSR
(value of initial $100 investment)
2023
PEO
Average for Non-PEO NEOs
Company TSR

Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our other NEOs, and our net income during 2023, each as set forth in the table above.

Compensation Actually Paid vs. Net Income
Compensation Actually Paid ($ in millions)
$80
$70
$60
$50
$40
$30
$20
$10
$-
$(10)
$(20)
Net Income ($ in billions)
$10
$8
$6
$4
$2
$-
$(2)
2023
$(1.60)
PEO
Average for Non-PEO NEOs
Net Income

Compensation Actually Paid and Market Capitalization Measure
The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our other NEOs, and the Market Capitalization Measure during 2023, each as set forth in the table above.

Compensation Actually Paid vs. Market Capitalization Measure
Compensation Actually Paid ($ in millions)
Market Capitalization ($ in billions)
$80
$70
$60
$50
$40
$30
$20
$10
$-
$9
$8
$7
$6
$5
$4
$3
$2
$1
$-
$8.00
$55.22
$30.25
2023
PEO
Average for Non-PEO NEOs
Market Capitalization Measure

Cumulative TSR of Instacart and Cumulative TSR of the Peer Group
The following chart compares our cumulative TSR over the period from our initial public offering date to December 31, 2023 to that of the Standard & Poor’s Information Technology Index over the same time period.

Company TSR vs. Peer Group TSR
Cumulative TSR
(value of initial $100 investment)
$140
$120
$100
$80
$60
$40
$20
$-
$100
$114
$70
IPO
2023
Company Cumulative TSR
Peer Group TSR

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent we specifically incorporate such information by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2024 by:
●each of our named executive officers;
●each of our directors and director nominees;
●our directors and executive officers as a group; and
●each person or entity known by us to own beneficially more than 5% of our capital stock.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 265,729,244 shares of common stock outstanding as of March 31, 2024. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to stock options and restricted stock units held by the person that are currently exercisable or vested, or would be exercisable or would vest based on service-based vesting conditions within 60 days of March 31, 2024. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Instacart, 50 Beale Street, Suite 600, San Francisco, California 94105.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	%
Named Executive Officers, Directors, and Director Nominees
Fidji Simo(1)	608,365	*
Nick Giovanni(2)	772,534	*
Morgan Fong(3)	352,206	*
Asha Sharma(4)	639,525	*
Victoria Dolan(5)	—	*
Ravi Gupta(6)	55,210,276	21
Jeffrey Jordan(7)	48,941	*
Meredith Kopit Levien	12,033	*
Barry McCarthy(8)	54,116	*
Michael Moritz(9)	1,020,783	*
Lily Sarafan	12,033	*
Frank Slootman(10)	37,449	*
Daniel Sundheim(11)	37,856,218	14
All current executive officers and directors as a group (12 persons)(12)	95,105,758	36
5% Stockholders
Entities affiliated with Sequoia Capital(13)	54,318,358	20
Entities affiliated with D1 Capital Partners(14)	37,841,935	14
Apoorva Mehta(15)	28,280,677	10

* Represents beneficial ownership of less than 1%.
(1)Consists of (a) 468,238 shares of our common stock and (b) 140,127 shares of our common stock issuable pursuant to RSUs for which the service-based vesting condition will be satisfied within 60 days of March 31, 2024.
(2)Consists of (a) 289,478 shares of our common stock, (b) 375,000 shares of our common stock subject to stock options that are exercisable within 60 days of March 31, 2024, (c) 84,375 shares of our common stock underlying restricted stock, 56,250 of which shares are subject to our right of repurchase, and (d) 23,681 shares of our common stock issuable pursuant to RSUs for which the service-based vesting condition will be satisfied within 60 days of March 31, 2024.
(3)Consists of (a) 96,193 shares of our common stock, (b) 231,035 shares of our common stock subject to stock options that are exercisable within 60 days of March 31, 2024, and (c) 24,978 shares of our common stock issuable pursuant to RSUs for which the service-based vesting condition will be satisfied within 60 days of March 31, 2024.
(4)Ms. Sharma ceased serving as our Chief Operating Officer, effective March 1, 2024.
(5)Ms. Dolan was appointed to our Board of Directors, effective April 12, 2024.
(6)Consists of (a) the shares described in footnote (13) below and (b) 891,918 shares of our common stock held by Mr. Gupta. Mr. Gupta expressly disclaims beneficial ownership of all shares held by entities affiliated with Sequoia Capital as described in footnote (13) below, except to the extent of his pecuniary interest in such shares.
(7)Consists of (a) 20,783 shares of our common stock held by Mr. Jordan and (b) 28,158 shares of our common stock held by the Jordan Family Revocable Trust, dated August 25, 1995, of which Mr. Jordan is trustee and has sole voting and dispositive power.
(8)Consists of (a) 20,783 shares of our common stock held by Mr. McCarthy and (b) 33,333 shares of our common stock held by Rivers Cross Trust, of which Mr. McCarthy is trustee and has sole voting and dispositive power.
(9)Consists of (a) 20,783 shares of our common stock held by Mr. Moritz and (b) 1,000,000 shares of our common stock held by a non-profit foundation, of which Mr. Moritz serves as chairperson and may be deemed to have voting and dispositive power with respect to such shares. Mr. Moritz does not have any pecuniary interest in the shares held by such non-profit foundation.
(10)Consists of (a) 20,783 shares of our common stock held by Mr. Slootman and (b) 16,666 shares of our common stock held by Invisible Hand Ventures, LLC, of which Mr. Slootman is the manager and has sole voting and dispositive power.
(11)Consists of (a) the shares described in footnote (14) below and (b) 14,283 shares of our common stock held by Mr. Sundheim.
(12)Consists of (a) 95,105,758 shares of our common stock, (b) 606,035 shares of our common stock subject to stock options that are exercisable within 60 days of March 31, 2024, (c) 84,375 shares of our common stock underlying restricted stock, 56,250 of which shares are subject to our right of repurchase, and (d) 188,786 shares of our common stock issuable pursuant to RSUs for which the service-based vesting condition will be satisfied within 60 days of March 31, 2024.

.

(13)Based solely on a Form 4 filed with the SEC by SC US (TTGP), Ltd. and certain of its affiliates on February 27, 2024, consists of (a) 25,726,519 shares of our common stock held by Sequoia Capital USV XIV Holdco, Ltd. (“XIV Holdco”), (b) 4,744,206 shares of our common stock held by Sequoia Capital U.S. Growth Fund VI, L.P. (“GF VI”), (c) 4,405,162 shares of our common stock held by Sequoia Capital Global Growth Fund II, L.P. (“GGF II”), (d) 2,150,331 shares of our common stock held by SC US/E Expansion Fund I Management, L.P. (“SC US/E EXP I MGMT”), (e) 1,774,756 shares of our common stock held by Sequoia Capital U.S. Growth Fund VII, L.P. (“GF VII”), (f) 1,217,532 shares of our common stock held by SCGGF III – U.S./INDIA MANAGEMENT, L.P. (“GGF III US IND MGMT”), (g) 1,000,000 shares of our common stock held by Sequoia Capital US/E Expansion Fund I, L.P. (“US/E EXP I”), (h) 351,374 shares of our common stock held by Sequoia Capital Global Growth Fund III - Endurance Partners, L.P. (“GGF III”), (i) 308,013 shares of our common stock held by Sequoia Capital U.S. Growth VI Principals Fund, L.P. (“GF VI PF”), (j) 164,955 shares of our common stock held by Sequoia Capital U.S. Growth VII Principals Fund, L.P. (“GF VII PF”), (k) 68,020 shares of our common stock held by Sequoia Capital Global Growth II Principals Fund, L.P. (“GGF II PF”), (l) 12,393,305 shares of our common stock held by Sequoia Grove II, LLC (“Grove II”), and (m) 14,185 shares of our common stock held by Sequoia Grove UK, L.P. (“Grove UK”). SC US (TTGP), Ltd. is (i) the general partner of SC U.S. Venture XIV Management, L.P., which is the general partner of each of Sequoia Capital U.S. Venture Fund XIV, L.P., Sequoia Capital U.S. Venture Partners Fund XIV, L.P., and Sequoia Capital U.S. Venture Partners Fund XIV (Q), L.P. (collectively, the “XIV Funds”), which together own 100% of the outstanding ordinary shares of XIV Holdco, (ii) the general partner of SC U.S. Growth VI Management, L.P., which is the general partner of each of GF VI and GF VI PF (collectively, the “GF VI Funds”), (iii) the general partner of SC U.S. Growth VII Management, L.P., which is the general partner of each of GF VII and GF VII PF (collectively, the “GF VII Funds”), (iv) the general partner of SC Global Growth II Management, L.P., which is the general partner of each of GGF II and GGF II PF (collectively, the “GGF II Funds”), (v) the general partner of SCGGF III - Endurance Partners Management, L.P., which is the general partner of GGF III, (vi) the general partner of GGF III US IND MGMT, and (vii) the general partner of SC US/E EXP I MGMT, which is the general partner of US/E EXP I. As a result, SC US (TTGP), Ltd. may be deemed to share voting and dispositive power with respect to the shares held by XIV Holdco, the GF VI Funds, the GF VII Funds, the GGF II Funds, GGF III, GGF III US IND MGMT, SC US/E EXP I MGMT, and US/E EXP I. The directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to the GGF II Funds, GGF III, and GGF III US IND MGMT are Douglas M. Leone and Roelof Botha. As a result, and by virtue of the relationships described in this paragraph, each such person may be deemed to share voting and dispositive power with respect to the shares held by the GGF II Funds, GGF III, and GGF III US IND MGMT. Sequoia Grove Manager, LLC is the manager of Grove II and the general partner of Grove UK. As a result, Sequoia Grove Manager, LLC may be deemed to share voting and dispositive power with respect to the shares held by Grove II and Grove UK. Ravi Gupta, a member of our Board of Directors, expressly disclaims beneficial ownership of the shares held by these entities, except to the extent of his pecuniary interest in such shares. The address for each of these entities is 2800 Sand Hill Road, Suite 101, Menlo Park, California.
(14)Based solely on a Schedule 13G filed with the SEC by D1 Capital Partners L.P. (the “D1 Management Company”) on February 14, 2024, consists of 37,841,935 shares of our common stock over which the D1 Management Company and Daniel Sundheim have shared voting power, including 28,896,739 shares of our common stock over which the D1 Management Company and Daniel Sundheim have shared dispositive power. Based solely on a Schedule 13G filed by Grosvenor Capital Management, L.P. (“Grosvenor Capital Management”) and certain of its affiliates (together with Grosvenor Capital Management, “GCM”) with the SEC on February 14, 2024, includes (a) 7,892,493 shares of our common stock held by GCM Grosvenor IC SPV, LLC (“GCM SPV”), (b) 1,052,703 shares of our common stock held by GCM Grosvenor IC SPV 2, LLC (“GCM SPV2”), and (c) 60,000 shares of our common stock held by GCM Special Opportunities Master Fund, Ltd. (“GCM SOF”). GCM Investments GP, LLC (“GCM GP”), as the general partner of GCM SPV and GCM SPV2, and Grosvenor Capital Management Holdings, LLLP, as the sole member of GCM GP, may be deemed to share dispositive power with respect to the 8,945,196 shares held in the aggregate by GCM SPV and GCM SPV2. Additionally, each of (i) Grosvenor Capital Management, as the investment manager of GCM PSV, GCP SPV2, and GCM SOF, (ii) GCM, L.L.C., as general partner of Grosvenor Capital Management, (iii) GCM Grosvenor Holdings, LLC (“GCM Holdings”), as the managing member of GCM, L.L.C., (iv) GCM Grosvenor Inc. (“GCM Grosvenor”), as the sole member of GCM Holdings, (v) GCM V, L.L.C. (“GCM V”), as a shareholder of GCM Grosvenor, and (vi) Michael J. Sacks, as the managing member of GCM V, may be deemed to share dispositive power with respect to the 9,005,196 shares held in the aggregate by GCM SPV, GCM SPV2, and GCM SOF. The D1 Management Company is a registered investment adviser and serves as the investment manager of private investment vehicles and accounts, including D1 Iconoclast Holdings LP (“D1 Iconoclast”) and D1 Master Holdco I LLC (“D1 Master Holdco”), and as an investment consultant to certain private investment vehicles and accounts, including GCM, and may be deemed to beneficially own the shares of common stock held by D1 Iconoclast, D1 Master Holdco, and GCM. Daniel Sundheim indirectly controls the D1 Management Company and may be deemed to have the power to vote, or to direct the voting of, or to dispose of, or to direct the disposition of, the shares held by D1 Iconoclast, D1 Master Holdco, and GCM by virtue of his control over the D1 Management Company. The address for the D1 Management Company, Daniel Sundheim, D1 Iconoclast, and D1 Master Holdco is c/o D1 Capital Partners L.P., 9 West 57th Street, 36th Floor, New York, New York 10019. The address for GCM is c/o GCM Grosvenor, 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611.
(15)Based solely on a Form 3 filed with the SEC by Apoorva Mehta on March 15, 2024, consists of (a) 4,141 shares of our common stock held by Mr. Mehta, (b) 22,409,751 shares of our common stock held by The Apoorva Mehta Revocable Trust, dated June 20, 2018, of which Mr. Mehta is trustee and has sole voting and dispositive power, and (c) 4,866,785 shares of our common stock subject to stock options that are exercisable within 60 days of March 31, 2024. The address for Apoorva Mehta is 314 Lytton Avenue, Palo Alto, California 94301.

TRANSACTIONS WITH RELATED PERSONS
In addition to the compensation arrangements with our directors and executive officers described in the sections titled “Director Compensation” and “Executive Compensation,” the following is a description of each transaction since the beginning of our last fiscal year and each currently proposed transaction in which:
●the amounts involved exceeded or will exceed $120,000; and
●any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a director or indirect material interest.
Relationship with Snowflake, Inc.
Mr. Slootman, a member of our Board of Directors, is currently Chairman of the board of directors of Snowflake Inc. (“Snowflake”) and previously served as Chief Executive Officer of Snowflake until February 2024. Pursuant to our customer agreement with Snowflake, we made a payment to Snowflake of approximately $15 million during the year ended December 31, 2023 for cloud-based data warehousing services. The magnitude and timing of our cash payments to Snowflake are determined based on our contracts and payment terms. These cash payments generally represent prepayments for future services which, in many cases, span multiple fiscal periods. As such, these payments are not indicative of actual cloud-based data warehousing services provided to and used by us in the period in which any such payment is made, as the expenses related to usage are recognized over time as services are provided to us. As a result, we incurred operating expenses relating to the actual usage of cloud-based data warehousing services provided by Snowflake of $25 million during the year ended December 31, 2023.
Relationship with The New York Times Company
Meredith Kopit Levien, a member of our Board of Directors, is currently President, Chief Executive Officer, and a member of the board of directors of The New York Times Company. In March 2024, we entered into a commercial agreement with The New York Times Company pertaining to certain marketing and licensing arrangements. Pursuant to this agreement, we expect to make payments to The New York Times Company of approximately $8 million over the term of the agreement.
Participation in Our Initial Public Offering
On September 21, 2023, entities affiliated with Sequoia Capital and D1 Capital Partners, which are holders of greater than 5% of our outstanding capital stock and affiliates of Ravi Gupta and Daniel Sundheim, members of our Board of Directors, and a non-profit foundation affiliated with Michael Moritz, a member of our Board of Directors, purchased shares of common stock in our initial public offering at the initial public offering price of $30.00 per share. The following table summarizes these purchases by related parties:

Related Party	Total Shares Purchased in IPO	Total Purchase Price
Sequoia Capital US/E Expansion Fund I, L.P.(1)	1,000,000	$30,000,000
Entities affiliated with D1 Capital Partners(2)	1,000,000	$30,000,000
Entities affiliated with Michael Moritz(3)	1,000,000	$30,000,000

(1)The information presented is based solely on a Form 4 filed with the SEC by SC US (TTGP), Ltd. and certain of its affiliates on September 22, 2023. Ravi Gupta, a member of our Board of Directors, is a Partner at Sequoia Capital.
(2)The information presented is based solely on a Form 4 filed with the SEC by the D1 Management Company on September 25, 2023. The D1 Management Company is a registered investment adviser and serves as the investment manager of private investment vehicles and accounts, including D1 Iconoclast and D1 Master Holdco, and as an investment consultant to certain private investment vehicles and accounts, including GCM. Daniel Sundheim, a member of our Board of Directors, is the Founder and Chief Investment Officer of D1 Capital Partners.
(3)Shares were purchased by a non-profit foundation, of which Michael Mortiz, a member of our Board of Directors, serves as chairperson. Mr. Moritz does not have any pecuniary interest in the shares held by such non-profit foundation.

Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement with certain holders of our capital stock, including entities affiliated with D1 Capital Partners, which hold greater than 5% of our outstanding capital stock and are affiliated with our director, Mr. Sundheim; entities affiliated with Sequoia Capital, which hold greater than 5% of our outstanding capital stock and are affiliated with our director, Mr. Gupta; entities affiliated with our director, Mr. Jordan; and Apoorva Mehta and his affiliated entities, which hold greater than 5% of our outstanding capital stock. The amended and restated investors’ rights agreement provides certain holders of our capital stock with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.
Indemnification Agreements
Our Amended and Restated Certificate of Incorporation contains provisions limiting the liability of directors and officers, and our Amended and Restated Bylaws provides that we will indemnify each of our directors and executive officers to the fullest extent permitted under Delaware law. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws also provide our Board of Directors with discretion to indemnify our other officers, employees, and agents when determined appropriate by our Board of Directors. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them in certain circumstances.
Equity Grants
We have granted stock options, RSUs, and restricted stock awards to certain of our executive officers and directors. For a description of the equity awards held by our named executive officers and directors that are currently outstanding, see the sections titled “Executive Compensation—Executive Compensation Tables—Outstanding Equity Awards at 2023 Fiscal Year-End” and “Director Compensation—Director Compensation Table” in this Proxy Statement.
Policies and Procedures for Transactions with Related Persons
Our Board of Directors has adopted a Related Person Transactions Policy setting forth policies and procedures for the identification, review, and approval or, if appropriate, ratification of related person transactions. Pursuant to this policy, our executive officers, directors, director nominees, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into any transaction with us in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest without the approval or ratification of our Audit Committee or other independent committee as may be designated by our Board of Directors. In approving or rejecting any such transaction, such committee is to consider all relevant facts and circumstances as appropriate, including, without limitation, the risks, costs, and benefits to Instacart, the impact on a director’s independence in the event the related person is a director or director affiliate, the terms and purpose of the transaction, the availability of other sources for comparable services or products, whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party, and the extent of the related person’s interest in the transaction.

OTHER MATTERS
Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

/s/ Fidji Simo
Fidji Simo
Chief Executive Officer and Chair
April 17, 2024
We have filed our Annual Report on Form 10-K for the year ended December 31, 2023 with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Stockholders can also access this Proxy Statement and our Annual Report on Form 10-K at investors.instacart.com. A copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules therein, for the year ended December 31, 2023 is also available without charge upon written request to us via email at investors@instacart.com.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 28, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CART2024.**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 28, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V43087-P04364 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MAPLEBEAR INC.

The Board of Directors recommends you vote FOR the following proposals:

		For	Withhold
1.	To elect the following Class I director nominees:		
	1a. Victoria Dolan	☐	☐
	1b. Fidji Simo	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

		1 Year	2 Years	3 Years	Abstain
4.	To determine, on a non-binding, advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V43088-P04364

MAPLEBEAR INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 29, 2024, 10:00 A.M. PACIFIC TIME

The undersigned stockholder(s) hereby appoint(s) Fidji Simo, Nick Giovanni, and Morgan Fong, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Maplebear Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/CART2024 at 10:00 a.m. Pacific Time on Wednesday, May 29, 2024, and any adjournment or postponement thereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve), and further authorize(s) such proxies to vote such shares in their discretion upon such other matter as may properly come before such Annual Meeting of Stockholders and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THIS PROXY WILL BE VOTED IN THE NAMED PROXIES' DISCRETION ON SUCH MATTERS.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE